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Rule 424(b)(3)
Registration No. 333-132201

PRICING SUPPLEMENT dated August 9, 2006
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

Toyota Motor Credit Corporation
Medium-Term Notes, Series B
Principal-Protected DJ-AIGCISM-Linked Notes

              Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PYY6

Principal Amount (in Specified Currency): $36,000,000
Issue Price: 100%
Trade Date: August 9, 2006
Original Issue Date: August 17, 2006
Stated Maturity Date: August 17, 2009
Interest Rate: 0.0%
Interest Payment Dates: Not Applicable

Return Amount: At Maturity, TMCC will repay the Principal Amount plus a Return Amount based on the percentage change of the Dow Jones-AIG Commodity IndexSM over the term of the Notes, provided the return on the Notes will not exceed 75%. See "Additional Terms of the Notes—Payment at Maturity"
Net Proceeds to Issuer: 98.4%
Agent's Discount or Commission: 1.6%
Agent: Citigroup Global Markets Inc.
Agent's Capacity: Principal
Calculation Agent: Citibank, N.A.
Day Count Convention: 30/360
Business Day Convention: Modified Following
Redemption: Not Applicable
Redemption Dates: Not Applicable
Notice of Redemption: Not Applicable
Repayment: Not Applicable
Optional Repayment Date(s): Not Applicable
Repayment Price: Not Applicable
Original Issue Discount: Yes
Total Projected Contingent OID: $5,944,852
Yield to Maturity: Contingent
Initial Accrual Period: From and including August 17, 2006 to (but excluding) February 17, 2007
Specified Currency: U.S. dollars
Minimum Denominations: $1,000 principal amount
Form of Note: Book-entry only

ADDITIONAL TERMS OF THE NOTES

Payment at Maturity

              At Maturity, TMCC will repay the Principal Amount of the Notes plus an amount (the "Return Amount") equal to the greater of (i) the Principal Amount multiplied by the Index Return (as defined below), and (ii) zero.

              "Index Return" means a fraction, expressed as a percentage, equal to:

(Ending Level - Starting Level) / Starting Level

provided, that the Index Return shall not be greater than 75%.

              "Starting Level" means 176.573, which is the closing value of the Dow Jones-AIG Commodity IndexSM as determined by reference to Reuters Page AIGCI1 or any successor thereto (the "Index") on August 8, 2006, the Business Day prior to the Trade Date.

              "Ending Level" means the closing value of the Index on August 13, 2009, the date that is two Business Days prior to Maturity (the "Final Valuation Date").

              If a Market Disruption Event (as defined below) occurs on the Final Valuation Date, the Calculation Agent will determine the Ending Level as follows: (i) with respect to those futures contracts included in the Index that did not suffer a Market Disruption Event on the Final Valuation Date, by utilizing the final settlement prices for such futures contracts on the Final Valuation Date, and (ii) with respect to those futures contracts included in the Index that did experience a Market Disruption Event on the Final Valuation Date, by utilizing the final settlement prices for such futures contracts on the date immediately preceding the Final Valuation Date on which a Market Disruption Event did not occur.

              Notwithstanding anything to the contrary in the Prospectus Supplement, "Business Day" with respect to the Notes means a day that is both (i) a London Banking Day, and (ii) a New York Business Day (as defined in the Prospectus Supplement).

Ranking

              The Notes will be unsecured general obligations of TMCC and will rank equally with its other unsecured and unsubordinated indebtedness from time to time outstanding.

Amounts Payable at Maturity—Hypothetical Examples

              The table below presents examples of the payment at Maturity of the Notes on a hypothetical investment of $1,000 under various scenarios based on various hypothetical Ending Levels. The table is based on the following assumptions:

  •
  Trade Date: August 9, 2006

  •
  Original Issue Date: August 17, 2006

  •
  Principal Amount: $1,000

  •
  Starting Level: 176.573

  •
  Stated Maturity Date: August 17, 2009

  •
  The notes are purchased at their initial sale to the public and held to maturity.

              Because the Return Amount per Note will not be less than zero, TMCC will always pay at Maturity at least $1,000 per $1,000 in principal amount of Notes.

              The table below and the examples that follow are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount paid at Maturity of the Notes will depend on the actual Ending Level.

Hypothetical Ending Levels of DJ-AIGCISM	Hypothetical Index Return Percentage	Hypothetical Return Amount per $1,000	Hypothetical Payment at Maturity per $1,000
40	-77.346%	$0.00	$1,000.00
50	-71.683%	$0.00	$1,000.00
60	-66.020%	$0.00	$1,000.00
70	-60.356%	$0.00	$1,000.00
80	-54.693%	$0.00	$1,000.00
90	-49.030%	$0.00	$1,000.00
100	-43.366%	$0.00	$1,000.00
110	-37.703%	$0.00	$1,000.00
110	-37.703%	$0.00	$1,000.00
120	-32.039%	$0.00	$1,000.00
130	-26.376%	$0.00	$1,000.00
140	-20.713%	$0.00	$1,000.00
150	-15.049%	$0.00	$1,000.00
160	-9.386%	$0.00	$1,000.00
170	-3.723%	$0.00	$1,000.00
180	1.941%	$19.41	$1,019.41
190	7.604%	$76.04	$1,076.04
200	13.268%	$132.68	$1,132.68
210	18.931%	$189.31	$1,189.31
220	24.594%	$245.94	$1,245.94
230	30.258%	$302.58	$1,302.58
240	35.921%	$359.21	$1,359.21
250	41.585%	$415.85	$1,415.85
260	47.248%	$472.48	$1,472.48
270	52.911%	$529.11	$1,529.11
280	58.575%	$585.75	$1,585.75
290	64.238%	$642.38	$1,642.38
300	69.901%	$699.01	$1,699.01
310	75.000%	$750.00	$1,750.00
320	75.000%	$750.00	$1,750.00
330	75.000%	$750.00	$1,750.00

              The examples below present examples of the payment at Maturity of the Notes on a hypothetical investment of $1,000 under various scenarios based on various hypothetical Ending Levels. Each of the scenarios assumes a Starting Level of 176.573 and that the Notes are held to the Stated Maturity Date. In all instances, if the Notes are held to the Stated Maturity Date, TMCC will pay at least $1,000 per $1,000 principal amount.

              Example 1.    The level of the Index increases from the Starting Level of 176.573 to an Ending Level of 197. The Index Return equals 11.569% = (197 - 176.573) / 176.573. The Return Amount is equal to $115.69 and the final payment at maturity is equal to $1,115.69 per $1,000 principal amount.

              Payment at maturity per $1,000 principal amount = $1,000 + ($1,000 × [(197 - 176.573) / 176.573]) = $1,115.69.

              Example 2:    The level of the Index decreases from the Starting Level of 176.573 to an Ending Level of 91. The Index Return equals -48.463% = (91 - 176.573) / 176.573. The Return Amount is

equal to zero and the final payment at maturity is the principal amount of $1,000 because the Notes are principal protected.

              Payment at maturity per $1,000 principal amount = $1,000.

              Example 3:    The level of the Index increases from the Starting Level of 176.573 to an Ending Level of 314. The Index Return would equal 77.830% = (314 - 176.573) / 176.573, but because of the cap of 75%, it equals 75%. The Return Amount is equal to $750 and the final payment at maturity is equal to $1,750 per $1,000 principal amount note.

              Payment at maturity per $1,000 principal amount = $1,000 + $750 = $1,750.

Calculation Agent

              Citibank, N.A. will act as the Calculation Agent. The Calculation Agent will determine the Return Amount. In addition, the Calculation Agent will determine whether there has been a Market Disruption Event (as defined below) or whether there has been a material change in the method of calculating the Index or a discontinuance of the Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of Notes. TMCC may appoint a different Calculation Agent from time to time after the date of this pricing supplement without the consent of or notifying holders of the Notes.

              The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the amount to be paid at Maturity on or prior to 11:00 a.m. on the New York Business Day immediately preceding the date of Maturity.

              Citibank, N.A. is an affiliate of Citigroup Global Markets Inc.

Market Disruption Events

              Certain events (each, a "Market Disruption Event") may prevent the Calculation Agent from calculating the Index Return and therefore the Return Amount, if any, that is due at Maturity. With respect to the Index, a Market Disruption Event means any of the following:

  •
  the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in any futures contract used in the calculation of the Index or any successor index;

  •
  the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Index, or any successor index, which are traded on any major U.S. exchange; or

  •
  the failure on any day of the applicable exchange to publish the official daily settlement prices for that day for any futures contract used in the calculation of the Index;

in each case as determined by the Calculation Agent in its sole discretion.

              For purposes of determining whether a Market Disruption Event has occurred:

  •
  a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

  •
  a suspension in trading on the applicable exchange (without taking into account any extended or after-hours trading session), in any futures contract used in the calculation of the Index or any successor index, by reason of a price change reflecting the maximum permitted price change from the previous trading day's settlement price will constitute a Market Disruption Event; and

  •
  a suspension of or material limitation on trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

              If a Market Disruption Event occurs on the Final Valuation Date, the Final Level will be determined as described under "—Payment at Maturity."

Adjustments to the Index

              If at any time Dow Jones & Company, Inc. ("Dow Jones") or AIG Financial Products Corp. ("AIG-FP") makes a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index so that the Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a commodity index comparable to the Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified, e.g., as if a split had not occurred.

Discontinuation of the Index

              If Dow Jones and AIF-FP discontinue publication of the Index and Dow Jones, AIG-FP or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index (a "successor index"), then, upon the Calculation Agent's notification of that determination to the Trustee and TMCC, the Calculation Agent will substitute the successor index as calculated by Dow Jones, AIG-FP or any other entity for the Index and calculate the Ending Level as described above under "—Payment at Maturity". Upon any selection by the Calculation Agent of a successor index, TMCC will cause notice to be given to holders of the Notes.

              In the event that Dow Jones and AIG-FP discontinue publication of the Index and:

  •
  the Calculation Agent does not select a successor index; or

  •
  the successor index is not published on the Final Valuation Date,

then the Calculation Agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor index is selected or the Calculation Agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

              If Dow Jones and AIG-FP discontinue publication of the Index before the Final Valuation Date and the Calculation Agent determines that no successor index is available at that time, then on each Business Day until the Final Valuation Date the Calculation Agent will determine the value that would be used in computing the Return Amount as described in the preceding paragraph as if that day were the Final Valuation Date. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

              Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Notes.

DOW JONES-AIG COMMODITY INDEXSM

              The Index is a proprietary index that was created by AIG International Inc. (predecessor in interest to AIG-FP) and is calculated by Dow Jones to provide a liquid and diversified benchmark for commodities. The Index was established on July 14, 1998 and is currently comprised of futures contracts (each, an "Index Component") on nineteen physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The nineteen commodities that currently comprise the Index (the "Index Commodities") are: aluminum; coffee; copper; corn; cotton; crude oil; gold; heating oil; lean hogs; live cattle; natural gas; nickel; silver; soybeans; soybean oil; sugar; unleaded gasoline; wheat; and zinc. Futures contracts on the Index are currently listed for trading on the Chicago Board of Trade (the "CBOT"). The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange (the "LME").

              The Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each Index Component occurs over a period of five DJ-AIG Business Days (as defined below) each month according to a pre-determined schedule.

              The Index is calculated in accordance with the methodology set forth in the Dow Jones-AIG Commodity IndexSM Handbook. The methodology for determining the composition and weighting of the Index and for calculating its level is subject to modification by Dow Jones and AIG-FP at any time. Currently, Dow Jones disseminates the Index level at approximately 15 second intervals from 8:00 a.m. to 3:00 p.m., New York time, and publishes a daily settlement price for the Index at approximately 5:00 p.m., New York time, on each DJ-AIG Business Day on Reuters Page AIGCI1 or any successor thereto.

              A "DJ-AIG Business Day" means a day on which the sum of the Commodity Index Percentages (as described below under "—Annual Reweighting and Rebalancing of the Index") for the Index Commodities that are open for trading is greater than 50%.

              The Index was created using the following four main principles:

  •
  Economic Significance:  To achieve a fair representation of a diversified group of commodities to the world economy, the Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Index also relies on production data as a useful measure of the importance of a commodity to the world economy.

  •
  Diversification:  In order to avoid the Index being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

  •
  Continuity:  The Index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the Index.

  •
  Liquidity:  The inclusion of liquidity as a weighting factor helps to ensure that the Index can accommodate substantial investment flows.

Designated Contracts for Each Index Commodity

              A futures contract known as a Designated Contract is selected by the Dow Jones-AIG Oversight Committee (the "Oversight Committee") for each Index Commodity. With the exception of several LME contracts, where the Oversight Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for an Index Commodity, the Oversight Committee selects the futures contract that is traded in North America and denominated in United States dollars. If more than one of those contracts exists, the Oversight Committee will select the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. The Designated Contracts for the Index Commodities included in the Index are traded on the CBOT, the LME, the Coffee, Sugar & Cocoa Exchange (the "CSCE"), the Commodities Exchange (the "COMEX"), the New York Cotton Exchange (the "NYCE") and the New York Mercantile Exchange (the "NYMEX") and are as follows:

Commodity Price Quote	Current Weighting of Designated Contract	Exchange	Units
Light, Sweet Crude Oil $/barrel	12.780%	NYMEX	1,000 barrels
Henry Hub Natural Gas $/mmbtu	12.315%	NYMEX	10,000 mmbtu
Soybeans cents/bushel	7.767%	CBOT	5,000 bushels
High Grade Primary Aluminum $/metric ton	6.852%	LME	25 metric tons
Live Cattle cents/pound	6.094%	CME	40,000 lbs
High Grade Copper cents/pound	5.881%	COMEX	25,000 lbs
Gold $/troy oz.	6.220%	COMEX	100 troy oz.
Corn ents/bushel	5.874%	CBOT	5,000 bushels
Wheat cents/bushel	4.772%	CBOT	5,000 bushels
Lean Hogs cents/pound	4.351%	CME	40,000 lbs
*New York Harbor Unleaded Gasoline cents/gallon	4.055%	NYMEX	42,000 gallons
Heating Oil cents/gallon	3.846%	NYMEX	42,000 gallons
Coffee "C" cents/pound	2.932%	CSCE	37,500 lbs
Cotton cents/pound	3.163%	NYCE	50,000 lbs
World Sugar No. 11 cents/pound	2.967%	CSCE	112,000 lbs
Special High Grade Zinc $/metric ton	2.702%	LME	25 metric tons
Primary Nickel $/metric ton	2.659%	LME	6 metric tons
Soybean Oil cents/pound	2.766%	CBOT	60,000 lbs
Silver cents/troy oz.	2.000%	COMEX	5,000 troy oz.

*
This futures contract has been replaced by RBOB (Reformulated gasoline blendstock for oxygen blending)

Commodity Groups

              For purposes of applying the diversification rules discussed above and below, the commodities in the Index are assigned to "Commodity Groups." The Commodity Groups, and the commodities of each that are currently part of the Index, are as follows:

Index Weighting by Commodity Group as of March 24, 2006

Energy	30.22%
Industrial Metals	20.92%
Grains	18.46%
Livestock	9.56%
Softs	9.12%
Precious Metals	8.95%
Vegetable Oil	2.77%
Commodity Group:	Commodities:	Commodity Group:	Commodities:
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline	Softs	Coffee Cotton Sugar
Industrial Metals	Aluminum Copper Nickel Zinc	Precious Metals	Gold Silver
Grains	Corn Soybeans Wheat	Vegetable Oil	Soybean Oil
Livestock	Lean Hogs Live Cattle

Annual Reweighting and Rebalancing of the Index

              The Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Index are determined each year in June or July by AIG-FP under the supervision of the Oversight Committee. The Oversight Committee was established by Dow Jones and AIG-FP to assist with the operation of the Index. The annual weightings are announced in July and implemented the following January. The composition of the Index for 2006 was approved by the Oversight Committee at a meeting held in July 2005 and became effective in January 2006.

              The relative weightings of the component commodities included in the Index are determined annually according to both liquidity and dollar-adjusted production data in two-thirds and one-third shares, respectively. Each June or July, for each commodity designated for potential inclusion in the Index, liquidity is measured by the commodity liquidity percentage (the "CLP") and production by the commodity production percentage (the "CPP"). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the Index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Dow Jones-AIG Commodity IndexSM Percentage (the "CIP" or "Commodity Index Percentage") for each commodity and then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the Index and their respective percentage weights.

              To ensure that no single commodity or commodity sector dominates the Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Index as of January of the applicable year:

  •
  No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Index;

  •
  No single commodity may constitute more than 15% of the Index;

  •
  No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Index; and

  •
  No single commodity in the Index may constitute less than 2% of the Index.

              Following the annual reweighting and rebalancing of the Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

              Following application of the diversification rules discussed above, the CIPs are incorporated into the Index by calculating the new unit weights for each Index Commodity. Near the beginning of each new calendar year, the CIPs, along with the settlement prices on that date for the Index Components, are used to determine the commodity index multiplier (the "CIM") for each Index Commodity. The CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs. The CIM for each of the Index Commodities included in the Index for 2006 are as follows:

The Dow Jones-AIG Commodity IndexSM Commodity	2006 Commodity Index Multiplier ("CIM")
Crude Oil	4.93856183
Natural Gas	31.72822578
Soybeans	31.90522155
Aluminum	0.07446482
Live Cattle	159.23683836
Gold	0.28847002
Corn	68.80808715
Copper	70.75783006
Wheat	36.21276431
Lean Hogs	169.39052752
Unleaded Gasoline	55.10798094
Heating Oil	52.84558816
Cotton	144.21008763
Coffee	61.54624057
Sugar	500.51759594
Zinc	0.03449535
Soybean Oil	301.94615830
Nickel	0.00466073
Silver	5.47232601

Computation of the Dow Jones-AIG Commodity IndexSM

              The Index is calculated by Dow Jones, in conjunction with AIG-FP by applying the impact of the changes to the prices of the Dow Jones-AIG Commodity IndexSM Components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Index is a mathematical process whereby the CIMs for the Dow Jones-AIG Commodity IndexSM Components are multiplied by the prices for the Dow Jones-AIG Commodity IndexSM Components. These products are then summed. The percentage change in this sum is then applied to the prior Dow Jones-AIG Commodity IndexSM level to calculate the current Dow Jones-AIG Commodity IndexSM level.

Historical Data on the Index

              The following graph sets forth the daily closing levels of the Index from January 1, 2000 through August 8, 2006. The historical performance of the Index should not be taken as an indication of future performance of the Index or what the value of the Notes may be, and no assurance can be given that the level of the Index will not decline and thereby reduce the Return Amount which may be payable to you at maturity:

Historical DJ-AIG Commodity Index Daily Level

              The following table sets forth the highs and lows of the Index for each quarter beginning first quarter 2000 through third quarter 2006 (up to August 8, 2006). These historical data on the Index are not indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes.

	DJ-AIGCI
	High	Low
2000
Quarter
First	102.248	90.750
Second	105.750	94.628
Third	111.172	99.004
Fourth	116.091	103.538
2001
Quarter
First	115.550	105.372
Second	110.832	100.692
Third	104.613	93.885
Fourth	94.880	87.414
2002
Quarter
First	99.588	87.366
Second	102.617	94.108
Third	106.985	96.860
Fourth	112.933	101.140
2003
Quarter
First	125.049	110.276
Second	120.826	110.966
Third	121.322	114.021
Fourth	137.320	121.139
2004
Quarter
First	151.691	136.818
Second	154.994	143.289
Third	153.175	140.991
Fourth	159.294	141.271
2005
Quarter
First	165.246	142.180
Second	162.389	146.078
Third	179.069	154.107
Fourth	180.240	163.358
2006
Quarter
First	174.224	158.780
Second	187.628	164.723
Third*	179.962	170.890

*
up to August 8, 2006

              On August 8, 2006, the closing level of the Index was 176.573.

License Between AIG-FP, Dow Jones and Citigroup Global Markets Inc. and Sublicense between Citigroup Global Markets Inc. and TMCC

              Dow Jones, AIG-FP and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement permitting the sublicense to TMCC, and TMCC has entered into a non-exclusive sublicense agreement with Citigroup Global Markets Inc. providing for the sublicense to TMCC, of the right to use the Index in connection with certain securities, including the Notes.

              "Dow Jones," "AIG®" "Dow Jones-AIG Commodity IndexSM," and "DJ-AIGCISM" are service marks of Dow Jones & Company, Inc. and American International Group, Inc. ("American International Group"), as the case may be, and have been licensed for use for certain purposes by TMCC. The Notes based on the Dow Jones-AIG Commodity IndexSM, are not sponsored, endorsed, sold or promoted by Dow Jones, AIG-FP, American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIG-FP, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such product(s).

              The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates to TMCC is the sublicensing of certain trademarks, trade names and service marks and of the Dow Jones-AIG Commodity IndexSM, which are determined, composed and calculated by Dow Jones in conjunction with AIG-FP without regard to TMCC or the Notes. Dow Jones and AIG-FP have no obligation to take the needs of TMCC or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones-AIG Commodity IndexSM. None of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to holders of the Notes, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, AIG-FP, American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by TMCC, but which may be similar to and competitive with the Notes. In addition, American International Group, AIG-FP and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity IndexSM and the Notes.

              This pricing supplement relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity IndexSM components. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-AIG Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates. The information in this pricing supplement regarding the Dow Jones-AIG Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-AIG Commodity IndexSM components in connection with the Notes. None of Dow Jones, American International Group, AIG-FP

or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-AIG Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

              NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY TMCC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIG-FP AND TMCC, OTHER THAN AMERICAN INTERNATIONAL GROUP.

RISK FACTORS

              Investing in the Notes involves a number of risks. In addition to the risks described in "Risk Factors" on page S-3 of the Prospectus Supplement, the Notes are subject to other special considerations. The Notes do not pay interest. Investing in the Notes is not equivalent to investing directly in the Index. An investment in the Notes entails other risks not associated with an investment in conventional debt securities. Potential investors should consider carefully the following discussion of risks before deciding whether to invest in the Notes.

The Notes Differ from Conventional Debt Securities and Do Not Pay Interest

              The Notes combine features of equity and debt. The terms of the Notes differ from those of conventional debt securities in that TMCC will not pay interest on the Notes. If the Ending Level does not exceed the Starting Level, at Maturity TMCC will pay only $1,000 for each $1,000 in principal amount of Notes. Therefore, the return on an investment in the Notes may be less than the amount that would be paid on an ordinary debt security. The return at Maturity of only the Principal Amount of each Note will not compensate a holder for any loss in value due to inflation and other factors relating to the value of money over time.

Relatively High Index Levels During the Term of the Notes Will Not Be Reflected in the Payment Made at Maturity if the Ending Level Is Lower Than Such Interim Index Levels

              The Ending Level will be determined two Business Days prior to Maturity. The closing level of the Index on such date might be substantially lower than the Index levels during the term of the Notes. This difference between the Index levels during the term of the Notes and the Ending Level could be particularly large if there is a significant decrease in the level of the Index during the latter portion of the term of the Notes or if there is significant volatility in the Index closing level during the term of the Notes. For example, if the Index closing levels steadily increase during the initial term of the Notes and then steadily decrease back to the Starting Level, the Ending Level may be significantly less than the Index closing level at its peak. Under these circumstances, holders of the Notes might receive a significantly smaller payment at Maturity than they would have received if the maturity date of the Notes had been at or near the peak rather than on the actual Stated Maturity Date.

The Notes May Not Pay More than the Principal Amount at Maturity

              If the Ending Level is less than or equal to the Starting Level, TMCC will pay only $1,000 for each $1,000 in principal amount of Notes held at Maturity. This will be true even if the value of the Index was higher than the Starting Level at some time during the life of the Notes but later falls below the Starting Level.

Ownership of the Notes Does Not Entitle Holders to Any Rights with Respect to Any Futures Contracts or Commodities Tracked by the Index

              Holders of the Notes will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities or commodity futures contracts included in the Index.

Secondary Trading May Be Limited

              The Notes will not be listed on an organized securities exchange. There may be little or no secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow holders to trade or sell the Notes easily.

              Citigroup Global Markets Inc. may act as a market maker for the Notes, but is not required to do so. Because TMCC does not expect that other market makers will participate significantly in the secondary market, if any, for the Notes, the price at which holders may be able to trade Notes is likely to depend on the price, if any, at which Citigroup Global Markets Inc. is willing to transact. If at any time Citigroup Global Markets Inc. does not act as a market maker, it is likely that there will be little or no secondary market for the Notes.

Lack of Regulation by the CFTC

              Unlike an investment in the Notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the "CFTC") as a "commodity pool operator" (a "CPO"). Because the Notes are not interests in a commodity pool, the Notes will not be regulated by the CFTC as a commodity pool, TMCC will not be registered with the CFTC as a CPO and holders of the Notes will not benefit from the CFTC's or any non-United States regulatory authority's regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Notes do not constitute investments in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a "futures commission merchant" ("FCM"). TMCC is not registered with the CFTC as an FCM and holders of the Notes will not benefit from the CFTC's or any other non-United States regulatory authority's regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

The Index is a Rolling Index

              The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of the Index, as the exchange-traded futures contracts that comprise the Index approach the month before expiration, they are replaced by contracts that have a later expiration. This process is referred to as "rolling". If the market for these contracts is (putting aside other considerations) in "backwardation," where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive "roll yield". There is no indication that these markets will consistently be in backwardation or that there will be roll yield in future performance. Instead, these markets may trade in "contango." Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Certain of the commodities included in the Index have historically traded in contango markets. Contango (or the absence of backwardation) in the commodity markets would result in negative "roll yields" which would adversely affect the value of the Index and the value of the Notes.

Trading in the Index Components Can Be Volatile Based on a Number of Factors that TMCC Cannot Control

              Trading in the Index Components is speculative and can be extremely volatile. Market prices of the Index Components may fluctuate rapidly based on numerous factors, including but not limited to: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of the Index and the value of the Notes in varying ways, and different factors may cause the value of the Index Components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Suspension or Disruptions of Market Trading in the Commodity and Related Futures Markets May Adversely Affect the Value of the Notes

              The commodity markets are subject to disruptions due to various factors, including but not limited to the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price." Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any force majeure event (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse affect on the value of the Index or the manner in which it is calculated and therefore, the value of the Notes.

The Notes Are Linked to the Dow Jones-AIG Commodity IndexSM and Not the Dow Jones-AIG Commodity Index Total ReturnSM

              The Notes are linked to the Dow Jones-AIG Commodity IndexSM, and not the Dow Jones-AIG Commodity Index Total ReturnSM. The Dow Jones-AIG Commodity IndexSM reflects returns that are potentially available through an unleveraged investment in the Index Components. The Dow Jones-AIG Commodity Index Total ReturnSM is a total return index which, in addition to reflecting the same returns of the Dow Jones-AIG Commodity IndexSM, also reflects interest that could be earned on cash collateral invested in hypothetical three-month U.S. Treasury bills. Because the Notes are linked to the Dow Jones-AIG Commodity IndexSM and not the Dow Jones-AIG Commodity Index Total ReturnSM, the return from an investment in the Notes will not reflect this total return feature.

AIG-FP May Adjust the Index in a Way That Affects Its Level, and AIG-FP Has No Obligation to Consider the Interests of Holders of the Notes

              AIG-FP is responsible for maintaining the Index. AIG-FP can add, delete or substitute the Index Components underlying the Index or make other methodological changes that could change the level of the Index. Additionally, AIG-FP may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the Notes. AIG-FP has no obligation to consider the interests of holders of the Notes in calculating or revising the Index.

Many Factors Affect the Trading Value of the Notes; These Factors Interrelate in Complex Ways and the Effect of Any One Factor May Offset or Magnify the Effect of Another Factor

              The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the level of the Index. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

              The level of the Index is expected to affect the trading value of the Notes.    TMCC expects that the market value of the Notes will depend substantially on the amount, if any, by which the level of the Index exceeds or does not exceed the Starting Level. However, if a holder were to sell Notes when the level of the Index exceeds the Starting Level, such holder might receive substantially less than the amount that would be payable at Maturity based on that value because of the expectation that the Index will continue to fluctuate until the Ending Level is determined.

              Changes in the levels of interest rates are expected to affect the trading value of the Notes.    TMCC expects that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, the trading value of the Notes should decrease and, conversely, if United States interest rates decrease, the trading value of the Notes should increase.

              Changes in the volatility of the Index are expected to affect the trading value of the Notes.    Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Index increases or decreases, the trading value of the Notes may be adversely affected.

              As the time remaining to the Stated Maturity Date of the Notes decreases, the "time premium" associated with the Notes is expected to decrease.    TMCC anticipates that before the Stated Maturity Date, the Notes may trade at a value above that which would be expected based on the level of interest rates and the level of the Index. This difference will reflect a "time premium" due to expectations concerning the level of the Index during the period before the Stated Maturity Date of the Notes. However, as the time remaining to the Stated Maturity Date of the Notes decreases, TMCC expects that this time premium will decrease, lowering the trading value of the Notes.

              In general, assuming all relevant factors are held constant, TMCC expects that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. TMCC expects, however, that the effect on the trading value of the Notes of a given change in the value of the Index will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

The Notes Will Be Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

              The Notes will be contingent payment debt instruments for United States federal income tax purposes. Holders of Notes who are U.S. taxable investors will be required to accrue as ordinary income amounts based on the "comparable yield" of the Notes, although TMCC will not make any payments on the Notes prior to Maturity. In addition, any gain recognized upon a sale, exchange or retirement of the Notes will generally be treated as ordinary interest income for U.S. federal income tax purposes. See "Certain U.S. Income Tax Considerations."

Trading by Citigroup Inc. or its Affiliates in the Index Commodities May Affect the Return on the Notes

              Citigroup Inc., the holding company of Citigroup Global Markets Inc. and Citibank N.A., and certain other of its affiliates may, from time to time, trade in some or all of the Index Commodities on a spot and forward basis and other contracts and products in or related to the Index Commodities (including futures contracts and options on futures contracts traded on futures exchanges in the United States and other countries, and commodity options and swaps). Also, Citigroup Inc. may issue or any of its affiliates may underwrite other financial instruments with returns indexed to the prices of the Index Commodities or the Index Components and derivative commodities. These trading and underwriting activities could affect the level of the Index in a manner that would be adverse to the holder's investment in the Notes. With respect to any such activities, neither Citigroup Inc. nor any of its other affiliates has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time.

CERTAIN U.S. INCOME TAX CONSIDERATIONS

              The following is a summary of certain U.S. federal income tax consequences of ownership of the Notes. The summary concerns U.S. Holders (as defined in the Prospectus Supplement) who purchase the Notes on the original issue date at their issue price and hold the Notes as capital assets and does not deal with special classes of holders such as dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, persons who hold the Notes as a "straddle" or a "hedge" against currency risks or who hedge any currency risks of holding the Notes, tax-exempt investors, U.S. expatriates or persons treated as residents of more than one country, U.S. Holders whose functional currency is other than the U.S. dollar or persons who acquire, or for income tax purposes are deemed to have acquired, the Notes in an exchange, or for property other than cash, and partnerships or other entities classified as partnerships for U.S. federal income tax purposes and persons holding the Notes through any such entities.

              The discussion below is based on existing provisions of the Internal Revenue Code of 1986, as amended, judicial decisions and administrative rulings and pronouncements, and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount ("OID"), all of which are subject to alternative construction or to change possibly with retroactive effect. Prospective investors are urged to consult with and rely solely upon their own tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of the Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

              Certain other tax consequences of ownership of the Notes are discussed in the accompanying Prospectus Supplement under the caption "United States Taxation." Except where otherwise indicated

below, this summary supplements and, to the extent inconsistent, replaces the discussion under the caption "United States Taxation" in the Prospectus Supplement.

U.S. Holders

              The Notes will be treated as contingent payment debt instruments and accordingly will be treated as issued with OID. In general, the timing and character of income, gain or loss reported on a contingent payment debt instrument will substantially differ from the timing and character of income, gain or loss reported on a conventional noncontingent payment debt instrument. Specifically, a U.S. Holder of a Note must include future contingent interest payments in income as that interest accrues based on the "comparable yield" of the Note and differences between projected and actual payments on the Note. Moreover, in general, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary interest income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances).

              In particular, solely for U.S. federal income tax purposes, TMCC has determined that the projected payment schedule for the Notes will consist of payment on the Stated Maturity Date of the Principal Amount thereof and a projected Return Amount equal to $165.13 per $1,000 in principal amount of the Notes (the "Projected Return Amount"). This represents an estimated yield (required to equal the "comparable yield") on the Notes equal to 5.16% per annum, compounded semiannually. During the term of the Notes, a U.S. Holder of a Note will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Note that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds the Note. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the Notes are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the Note's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a Note's adjusted issue price will equal the Note's issue price (i.e., $1,000), increased by the interest previously accrued on the Note. At maturity of a Note, in the event that the actual Return Amount, if any, exceeds $165.13 per $1,000 in principal amount of the Notes (i.e., the Projected Return Amount), a U.S. Holder will be required to include the excess of the actual Return Amount over $165.13 per $1,000 in principal amount of the Notes (i.e., the Projected Return Amount) in income as additional ordinary interest on the Stated Maturity Date. Alternatively, in the event that the actual Return Amount, if any, is less than $165.13 per $1,000 in principal amount of the Notes (i.e., the Projected Return Amount), the amount by which the Projected Return Amount (i.e., $165.13 per $1,000 in principal amount of the Notes) exceeds the actual Return Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which Maturity occurs to the extent of the amount of that includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Return Amount (i.e., $165.13 per $1,000 in principal amount of the Notes) in excess of the actual Return Amount that is not treated as an interest offset pursuant to the foregoing rules.

              Upon the sale or exchange of a Note prior to Maturity, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon that sale or exchange and the U.S. Holder's adjusted tax basis in the Note as of the date of disposition. A U.S. Holder's adjusted tax basis in a Note generally will equal the U.S. Holder's initial investment in the Note increased by any interest previously included in income with respect to the Note by the U.S. Holder. Any taxable gain will be treated as ordinary interest income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the Note. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the Note).

              The projected payment schedule (including both the Projected Return Amount and the estimated yield on the Notes) has been determined solely for U.S. federal income tax purposes, and is neither a prediction nor a guarantee of what the actual Return Amount will be, or that the actual Return Amount will even exceed zero.

              The following table sets forth the amount of interest that will be deemed to accrue with respect to each Note during each accrual period over the term of the Notes based upon the projected payment schedule for the Notes (including both the Projected Return Amount and an estimated yield equal to 5.16% per annum (compounded semiannually)) as determined by us for U.S. federal income tax purposes.

Year	Interest per $1,000 Note
2006	$19.06
2007	$53.26
2008	$56.05
2009	$36.76

Foreign Holders

              A Foreign Holder will not include in gross income for U.S. federal income tax purposes any amounts with respect to the Notes until the Foreign Holder receives a payment on a Note at Maturity or with respect to a sale or exchange of the Notes. The amount of any such payment that exceeds the Foreign Holder's adjusted tax basis for the Notes will be treated as ordinary interest income and will not be subject to U.S. federal income or withholding tax if the Non-U.S. Holder satisfies the requirements for "payments of principal and interest (including OID) on a note" set forth in the accompanying Prospectus Supplement under the caption "United States Taxation—Material United States Tax Considerations for Foreign Purchasers."

ADDITIONAL CONSIDERATIONS

              Client accounts over which Citigroup Global Markets Inc. or its affiliates have investment discretion or otherwise act as fiduciary are not permitted to purchase the Notes, either directly or indirectly. This includes employee benefit plans that are subject to ERISA, individual retirement accounts and every other client account over which Citigroup Global Markets Inc. or its affiliates have investment discretion or act as fiduciary.

This filing is made pursuant to Rule 424(b)(3) under
the Securities Act of 1933 in connection with
Registration No. 333-132201

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 7, 2006)

Toyota Motor Credit Corporation
Medium-Term Notes, Series B
Due More Than Nine Months From Date of Issue

        Toyota Motor Credit Corporation may offer our medium-term notes from time to time. We will provide the specific terms of any notes offered in a pricing supplement. Unless the pricing supplement provides otherwise, the notes offered will have the following terms:

  •
  The notes will mature more than nine months from the date of issue.
  •
  The notes may bear interest at fixed or floating rates or may not bear any interest. Floating rate interest may be based on one or more of the following rates plus or minus one or more fixed amounts or multiplied by factors:
  •
  CD Rate
  •
  CMS Rate
  •
  CMT Rate
  •
  Commercial Paper Rate
  •
  Eleventh District Cost of Funds Rate
  •
  Federal Funds Rate
  •
  LIBOR
  •
  Prime Rate
  •
  Treasury Rate
  •
  Rates based on indices or formulas
  •
  Any other rate specified in the applicable pricing supplement.
  •
  The pricing supplement will specify the interest payment dates.
  •
  Payments on notes issued as indexed notes will be determined by reference to the index specified in the pricing supplement.
  •
  The pricing supplement will specify if the notes can be redeemed before their maturity and if they are subject to mandatory redemption, redemption at our option or repayment at the option of the holder of the notes.
  •
  The notes will be denominated in U.S. dollars or any other currency specified in the applicable pricing supplement.
  •
  The notes will be held in global form by or on behalf of The Depository Trust Company, as depository, or issued in certificated form.
  •
  The notes will be in minimum denominations of $1,000, increased in multiples of $1,000, unless specified otherwise in the applicable pricing supplement. We will specify the minimum denominations for notes denominated in a foreign currency in the applicable pricing supplement.

        Investing in the notes involves certain risks. See "Risk Factors" on page S-3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Agents' Discounts and Commissions	Proceeds to Toyota Motor Credit Corporation
Per note	100%(2)	.15%—.75%	99.85—99.25%

(1)
Or the equivalent in one or more foreign currencies.

(2)
Unless the pricing supplement provides otherwise, we will issue the notes at 100% of their principal amount.

        We are offering the notes on a continuing basis through the agents listed below. These agents will use their reasonable efforts to sell the notes offered. We may also appoint additional agents. We may also sell notes to the agents listed below or others, as principal, for resale to investors and other purchasers. In the prospectus supplement, persons who purchase notes from Toyota Motor Credit Corporation as agent or as principal for resale are referred to as "agents." We may also sell notes without the assistance of an agent.

        This prospectus supplement may be used for offers and sales related to market making transactions in Toyota Motor Credit Corporation, Medium-Term Notes Due More Than Nine Months from Date of Issue.

Merrill Lynch & Co.
Citigroup
Deutsche Bank Securities
HSBC
JPMorgan
Morgan Stanley
TFSS USA

The date of this prospectus supplement is March 7, 2006

        This prospectus supplement does not contain complete information about the offering of the notes. No one may use this prospectus supplement to offer and sell the notes unless it is accompanied by the prospectus. If the terms of particular notes described in a pricing supplement are different from those described in this prospectus supplement or the prospectus, you should rely on the information in the pricing supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any pricing supplement and any free writing prospectus we provide to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, any pricing supplement or any free writing prospectus is accurate as of any date other than the date on the front of the document.

        In this prospectus supplement, "TMCC," "we," "us" and "our" refer specifically to Toyota Motor Credit Corporation. TMCC is the issuer of all of the notes offered under this prospectus supplement.

RISK FACTORS

        Your investment in the notes involves certain risks. You should consult with your own financial and legal advisers as to the risks involved in an investment in the notes and to determine whether the notes are a suitable investment for you. The notes may not be a suitable investment for you if you are unsophisticated about debt securities. Notes denominated in a foreign currency are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions. Indexed notes are not an appropriate investment for investors who are unsophisticated with respect to the type of index or formula used to determine the amount payable. You should carefully consider the risk factors discussed below before investing in the notes. The pricing supplement for a particular issuance of notes may describe additional information and risks applicable to those notes.

An Investment in Notes Indexed to Interest Rate, Currency or Other Indices or Formulas Entails Special Structure Risks

        An investment in notes where the principal or interest is determined by reference to other indices or formulas will entail significant risks not associated with an investment in conventional fixed or floating rate notes. Examples of this type of note are notes where either or both of the principal and interest is indexed to:

  •
  exchange rates;

  •
  interest rates;

  •
  currencies, including exchange rates and swap indices between currencies;

  •
  commodities; or

  •
  other indices specified in a particular pricing supplement.

        The risks from this type of investment include the possibility that (1) the index or indices may fluctuate significantly and (2) you will receive a lower, or no, amount of principal, premium, or interest and at different times than you expected. We have no control over a number of matters affecting this type of note, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine the amount of principal or interest payable in respect of a note contains a multiple or leverage factor, the effect of any change in the index or indices will be magnified. In recent years, particular interest rates and indices have been highly volatile and this volatility may be expected to continue in the future. However, past experience is not necessarily indicative of what may happen in the future.

An Investment in Notes Denominated in a Currency Other than U.S. Dollars Entails Special Risks Relating to Exchange Rates and Exchange Controls

        An investment in a note denominated in a currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and such currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and you should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any note. Depreciation of the specified currency for a note against the U.S. dollar would result in a decrease in the effective yield of such note

(on a U.S. dollar basis) below its coupon rate and, in certain circumstances, could result in a loss to you on a U.S. dollar basis.

        Except as set forth below in "—Foreign Currency Judgments Are Subject to Exchange Rate Risks," and unless specified otherwise in the applicable pricing supplement, if payment in respect of a note is required to be made in a currency other than U.S. dollars and such currency is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the relevant government or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to us or so used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the Indenture. However, if we cannot make payment in a specified currency solely because that currency has been replaced by the euro, then, beginning with the date the replacement becomes effective, we will be able to satisfy our obligations under those notes by making payment in euro.

        The paying agent will make all determinations referred to above at its sole discretion. All determinations will, in the absence of clear error, be binding on holders of the notes.

        The information set forth in this prospectus supplement with respect to foreign currency risks is general in nature. We disclaim any responsibility to advise prospective purchasers of foreign currency notes with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on such notes. Such persons should consult their own counsel with regard to such matters.

Foreign Currency Judgments Are Subject to Exchange Rate Risks

        The notes will be governed by and construed in accordance with the internal laws of the State of New York. New York courts will normally enter judgments or decrees for money damages in the foreign currency in which notes are denominated. These amounts are then converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. Courts in the United States outside New York customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

Redemption May Adversely Affect Your Return on the Notes

        If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may redeem your notes at a time when prevailing interest rates are relatively low. If this happens, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the redeemed notes. For this reason, an optional or mandatory redemption feature can affect the market value of your notes.

Many Factors Affect the Trading Market and Market Value of Your Notes

        We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of the creditworthiness of TMCC may affect the trading market or market value of your notes. These factors include:

  •
  the complexity and volatility of any index or formula applicable to the notes;

  •
  the method of calculating any principal, premium or interest to be paid on the notes;

  •
  the time remaining to the maturity of the notes;

  •
  the outstanding amount of the notes;

  •
  any redemption features of the notes;

  •
  the amount of other securities linked to any index or formula applicable to the notes; and

  •
  the level, direction and volatility of market interest rates generally.

        In addition, because some notes may be designed for specific investment objectives or strategies, these notes may (1) have a more limited trading market and (2) experience more price volatility than conventional debt securities.

        Because of these limitations, you may not be able to sell notes readily or at prices that enable you to realize the yield you expect. In this regard, notes issued at a substantial discount from their principal amount payable at maturity trade at prices that tend to fluctuate more in relation to general changes in interest rates than the prices for conventional interest-bearing notes with comparable maturities. You should not purchase notes unless you understand and are able to bear the risk that particular notes may not be easy to sell and that the value of the notes will fluctuate over time, perhaps significantly.

        In addition, if your investment activities are subject to legal investment laws and regulations, you may not be able to invest in certain types of notes or your investment in them may be limited. You should review and consider any applicable restrictions before investing in the notes.

Your Notes May Not Have an Established Trading Market; Secondary Trading in the Notes

        No note will have an established trading market when issued. The notes will not be listed on any securities exchange unless otherwise provided in the applicable pricing supplement. Each of the agents may from time to time purchase and sell notes in the secondary market, but no agent is obligated to do so. From time to time, each of the agents may make a market in the notes, but any market making may be discontinued at any time. For these reasons, you should not assume that there will be any secondary market for your notes or, if there is a market, that it will be liquid. In addition, even if a secondary market develops for any notes, transaction costs may be high. As a result, the spread between bid and asked prices for notes may be substantial.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

        The credit ratings on this Medium-Term Note program are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in the program's credit ratings will generally affect the market value of your notes. The credit ratings on the program, however, do not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

Tax Consequences of Holding the Notes

        Different noteholders will be treated differently depending on the terms of the notes and their own particular status and circumstances. Potential investors should consider, and consult with their own tax advisers about the U.S. federal income (as well as applicable State, local and foreign income and other) tax consequences to them of investing in, holding, and disposing of the notes.

DESCRIPTION OF THE NOTES

        The following description of the terms of the notes is in addition to, and if and to the extent inconsistent replaces, the description and general terms of the notes under "Description of Debt Securities" in the prospectus. The following description of the terms of the notes sets forth certain general terms and provisions of the notes. The particular terms of notes offered by TMCC and the extent to which these general provisions may apply to the notes will be described in a pricing supplement relating to the notes. If the terms of particular notes described in a pricing supplement are different from those described in this prospectus supplement or in the prospectus, you should rely on the information in the pricing supplement.

        TMCC will issue the notes as a series of debt securities (designated Medium-Term Notes, Series B) under an indenture, dated as of August 1, 1991, as amended by a first supplemental indenture, dated as of October 1, 1991 and a second supplemental indenture, dated as of March 31, 2004, (together, the "Indenture"), by and among TMCC, JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank, N.A.) and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company). Deutsche Bank Trust Company Americas will act as trustee for the notes (the "Trustee"). The following is a summary of certain provisions of the notes and of the Indenture and does not contain all of the information which may be important to you. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the notes. References to particular sections or defined terms of the Indenture are meant to incorporate by reference those sections or defined terms of the Indenture. A copy of the Indenture is an exhibit to the registration statement relating to the debt securities which includes the prospectus. See "Where You Can Find More Information" in the accompanying prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the Indenture or the notes, as the case may be. The term "debt securities," as used under this caption refers to all securities that may be issued under the Indenture, including the notes.

General

        All debt securities, including the notes, issued and to be issued under the Indenture will be unsecured general obligations of TMCC and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding. The Indenture does not limit the total principal amount of debt securities that TMCC may issue under the Indenture. TMCC may issue debt securities from time to time in one or more series with the same or various maturities, at par, at a premium or with original issue discount up to the aggregate principal amount from time to time authorized by TMCC for each series. As of the date of this prospectus supplement, $12,421,243,500 of the series Medium Term Notes, Series B were issued and outstanding, and TMCC has authorized the issuance of up to an unlimited amount of additional notes.

        TMCC, may, from time to time, without the consent of the Holders of the notes, provide for the issuance of notes or other debt securities under the Indenture in addition to the notes offered by this prospectus supplement. For purposes of calculating this aggregate principal amount, TMCC will use the initial offering price of debt securities sold at a discount to their face amount and the face amount of debt securities sold at a premium to their face amount. The notes offered by this prospectus supplement will be offered on a continuing basis and will mature on a day that is more than nine months from the date of issue, as selected by the purchaser and agreed to by TMCC. Interest-bearing notes will bear interest at fixed rates or at floating rates. Notes may be issued at a premium, or at significant discounts from their principal amount payable at the stated maturity date or on any prior date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of TMCC, repayment at the option of the holder or otherwise (each date, a "Maturity"). Some notes may not bear interest.

        Unless otherwise provided in the applicable pricing supplement, the notes will be denominated in U.S. dollars and payments of principal, premium and interest, if any, on the notes will be made in U.S. dollars. Except as set forth in "Risk Factors—Foreign Currency Judgments Are Subject to Exchange Rate Risks," and unless specified otherwise in the applicable pricing supplement, if payment in respect of a note is required to be made in a currency other than U.S. dollars and such currency is unavailable to TMCC due to the imposition of exchange controls or other circumstances beyond its control or is no longer used by the relevant government or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to TMCC or so used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the Indenture. However, if TMCC cannot make payment in a specified currency solely because that currency has been replaced by the euro, then, beginning with the date the replacement becomes effective, TMCC will be able to satisfy its obligations under those notes by making payment in euro. In addition, if any of the notes are not denominated in U.S. dollars or if the principal of, premium or interest on the notes is payable in or by reference to a currency or in amounts determined by reference to one or more currencies other than that in which the note is denominated, any other applicable provisions will be included in the note and described in the applicable pricing supplement.

        TMCC may change, from time to time, interest rates, interest rate and/or principal formulae and other variable terms of the notes, but no change will affect any note already issued or as to which TMCC has accepted an offer to purchase.

        Each note will be issued in fully registered book-entry form or certificated form in denominations of $1,000 and integral multiples of $1,000, unless otherwise provided in the applicable pricing supplement. The denominations for notes denominated in a foreign currency will be set forth in the applicable pricing supplement. Notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company, also known as DTC, or any other depository identified in the applicable pricing supplement. See "Book-Entry Notes" in this prospectus supplement. Registration of transfer of notes in certificated form will be made at the Trustee's corporate trust office. There will be no service charge for any registration of transfer or exchange of notes, but TMCC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange, other than exchanges pursuant to the Indenture not involving any transfer.

        TMCC will make payments of principal, premium and interest, if any, on notes in book-entry form through the Trustee to the depository or its nominee. See "Book-Entry Notes" in this prospectus supplement. Unless otherwise specified in the applicable pricing supplement, a Beneficial Owner of notes in book-entry form that are denominated in a currency other than U.S. dollars (a "Specified Currency") electing to receive payments of principal or any premium or interest in that Specified Currency must notify the participant of DTC through which it holds its interest on or before the dates specified in the applicable pricing supplement. The participant must notify the depository of this election. If the participant receives complete instructions and forwards them to the depository, and the depository forwards them to the paying agent, on or before the relevant dates, the Beneficial Owner of the notes in book-entry form will receive payments in the Specified Currency.

        In the case of notes in certificated form, TMCC will make payments of principal or premium, if any, at the Maturity of each note in immediately available funds upon presentation of the note at the Trustee's corporate trust office in New York City, New York, or at such other place as TMCC may designate. In addition, in the case of any repayment on an optional repayment date, a duly completed election form may also be required to be submitted at the same place if specified in the applicable pricing supplement. Payment of interest due at Maturity will be made to the person to whom payment of the principal of the note in certificated form will be made. Payment of interest due on notes in certificated form other than at Maturity will be made at the Trustee's corporate trust office or, at TMCC's option, may be made by check mailed to the address of the person entitled to receive payment as the address appears in the security register. However, a holder of $10,000,000 or more in aggregate principal amount of notes in certificated form having the same interest payment dates will, at the option of TMCC, be entitled to receive interest payments other than at Maturity by wire transfer of immediately available funds if the Trustee receives appropriate wire transfer instructions in writing not less than 15 calendar days before the applicable interest payment date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder of the note.

        "Business Day" as used in this prospectus supplement means, unless otherwise specified in the applicable pricing supplement:

•
for U.S. dollar denominated notes for which LIBOR is not an applicable Interest Rate Basis:

•
any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York (a "New York Business Day");

•
for U.S. dollar denominated notes for which LIBOR is an applicable Interest Rate Basis:

•
a day that is both (1) a day on which commercial banks are open for business, including dealings in the designated Index Currency (as defined below) in London (a "London Banking Day") and (2) a New York Business Day;

•
for non-U.S. dollar denominated notes (other than notes denominated in euro) for which LIBOR is not an applicable Interest Rate Basis:

•
a day that is both (1) a day other than a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the Specified Currency (a "Principal Financial Center Business Day") and (2) a New York Business Day;

•
for non-U.S. dollar denominated notes (other than notes denominated in euro) for which LIBOR is an applicable Interest Rate Basis:

•
a day that is all of: (1) a Principal Financial Center Business Day; (2) a New York Business Day; and (3) a London Banking Day;

•
for euro denominated notes for which LIBOR is not an applicable Interest Rate Basis:

•
a day that is both (1) a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System is open (a "TARGET Business Day") and (2) a New York Business Day; and

•
for euro denominated notes for which LIBOR is an applicable Interest Rate Basis:

•
a day that is all of: (1) a TARGET Business Day; (2) a New York Business Day; and (3) a London Banking Day.

        "Principal Financial Center" means, unless otherwise specified in the applicable pricing supplement:

  •
  the capital city of the country issuing the Specified Currency except that with respect to U.S. dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the Principal Financial Center will be the City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively; or

  •
  the capital city of the country to which the Index Currency relates, except that with respect to U.S. dollars, Australian dollars, Canadian dollars, euro, South African rand and Swiss francs, the

    Principal Financial Center will be the City of New York, Sydney, Toronto, London, Johannesburg and Zurich, respectively.

        "Index Currency" means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated. If no currency is specified in the applicable pricing supplement, the Index Currency will be U.S. dollars.

        "Specified Currency" means the currency in which a particular note is denominated (or, if the currency is no longer legal tender for the payment of public and private debts, any other currency of the relevant country or entity which is then legal tender for the payment of such debts).

Transaction Amounts

        Interest rates offered by TMCC for notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction. TMCC may also offer notes with similar variable terms but different interest rates concurrently at any time. TMCC may also concurrently offer notes having different variable terms to different investors.

Redemption

        The notes will not be subject to any sinking fund. If provided in an applicable pricing supplement, TMCC may redeem notes, in whole or in part, before their stated maturity at TMCC's option on notice given not more than 15 nor less than 10 days (or on other notice described in the applicable pricing supplement) before the date of redemption, or through operation of a mandatory or optional sinking fund or analogous provisions. The pricing supplement will set forth the detailed terms of any redemption, including the date after or on which and the price or prices including premium, if any, at which the notes may be redeemed. Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to repayment at the option of the Holders.

Listing

        The notes of any particular tranche may be unlisted or may be listed on, or admitted to trading on or by, one or more stock exchanges, competent authorities and/or markets within or outside the United States, in each case as specified in the applicable pricing supplement or as determined by TMCC after issuance. A market for any particular tranche of notes may not develop.

Interest

General

        Each note will bear interest from the date of issue (the "Original Issue Date") at the rate per annum or, in the case of a floating rate note, pursuant to the interest rate formula stated in the applicable note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable (an "Interest Payment Date") and at Maturity. The first payment of interest on any note originally issued between a Regular Record Date, as defined below, and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Regular Record Date to the registered holder on the next succeeding Regular Record Date.

        A "Regular Record Date" will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

Fixed Rate Notes

        Fixed rate notes will bear interest from and including the date of issue at the rate per annum stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid with respect to the notes to, but excluding, the related interest payment date or Maturity, as the case may be. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be paid on the basis of a 360-day year of twelve 30-day months.

        Unless otherwise provided in the applicable pricing supplement, interest on fixed rate notes will be payable semiannually on May 15 and November 15 of each year and at Maturity. Unless otherwise provided in the applicable pricing supplement, if any Interest Payment Date or the Maturity of a fixed rate note falls on a day that is not a Business Day, as defined below, any principal, premium, or interest payments will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest will accrue on the amount payable for the period from and after the Interest Payment Date or Maturity, as the case may be.

Floating Rate Notes

        Interest Rate Basis.    Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be one or more of:

  •
  the CD Rate,

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  the CMS Rate,

  •
  the CMT Rate,

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  the Commercial Paper Rate,

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  the Eleventh District Cost of Funds Rate,

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  the Federal Funds Rate,

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  LIBOR,

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  the Prime Rate,

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  the Treasury Rate,

  •
  rates based on indices or formulas, or

  •
  any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

        A floating rate note may bear interest with respect to two or more Interest Rate Bases.

        Terms.    Each applicable pricing supplement will specify the terms of a floating rate note, which may include:

  •
  whether the floating rate note is:

  •
  a "Regular Floating Rate Note,"

  •
  an "Inverse Floating Rate Note,"

  •
  a "Floating Rate/Fixed Rate Note,"

  •
  the Interest Rate Basis or Bases,

  •
  the Initial Interest Rate,

  •
  the Interest Reset Dates,

  •
  the Interest Reset Period,

  •
  the Interest Payment Dates,

  •
  the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated ("Index Maturity"),

  •
  Maximum Interest Rate and Minimum Interest Rate, if any,

  •
  the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases (the "Spread"),

  •
  the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate (the "Spread Multiplier"),

  •
  if one or more of the specified Interest Rate Bases is LIBOR, the Index Currency, the Index Maturity and the Designated LIBOR Page,

  •
  if one or more of the specified Interest Rate Bases is the CMS Rate, the Designated CMS Telerate Page and Designated CMS Maturity Index, and

  •
  if one or more of the specified Interest Rate Bases is the CMT Rate, the Designated CMT Telerate Page and Designated CMT Maturity Index.

        The interest rate borne by floating rate notes will be determined, in general, as described below. However, if a floating rate note is designated as having an addendum, and the addendum specifies different or additional interest payment terms, the floating rate note will bear interest in accordance with the terms described in the addendum and the applicable pricing supplement.

        Regular Floating Rate Notes.    Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an addendum attached which specifies different or additional interest payment terms, it will be a Regular Floating Rate Note and, except as described below or in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

  •
  plus or minus the applicable Spread, if any; and/or

  •
  multiplied by the applicable Spread Multiplier, if any.

        The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate specified in the applicable pricing supplement. Beginning on the first Interest Reset Date, the rate at which interest on a Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date.

        TMCC may change the Spread, Spread Multiplier, Index Maturity and other variable terms of floating rate notes from time to time, but no change will affect any floating rate note previously issued or as to which TMCC has accepted an offer to purchase.

        Floating Rate/Fixed Rate Notes.    If a floating rate note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in an applicable pricing supplement, it will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

  •
  plus or minus the applicable Spread, if any; and/or

  •
  multiplied by the applicable Spread Multiplier, if any.

        The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate specified in the applicable pricing supplement. Beginning on the first Interest Reset Date, the rate at which interest on a Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date until the date on which interest begins to accrue on a fixed rate basis (the "Fixed Rate Commencement Date"). Unless otherwise specified in the applicable pricing supplement, the interest rate in effect beginning on, and including, the Fixed Rate Commencement Date to Maturity will be the Fixed Interest Rate, if that rate is specified in the applicable pricing supplement. If no Fixed Interest Rate is specified, the interest rate will be the rate in effect on the day immediately preceding the Fixed Rate Commencement Date.

        Inverse Floating Rate Notes.    If a floating rate note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable pricing supplement, it will bear interest equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the Interest Rate Basis or Bases:

  •
  plus or minus the applicable Spread, if any; and/or

  •
  multiplied by the applicable Spread Multiplier, if any.

        The interest rate on an Inverse Floating Rate Note will not be less than zero unless specified otherwise in the applicable pricing supplement. The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate specified in the pricing supplement. Beginning on the first Interest Reset Date, the rate at which interest on an Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date.

        Interest Reset Dates.    Each applicable pricing supplement will specify whether the rate of interest on the floating rate note will be reset daily, weekly, monthly, quarterly, semiannually, annually or any other specified period (each, an "Interest Reset Period") and the dates on which the interest rate will be reset (each, an "Interest Reset Date"). Unless specified otherwise in the applicable pricing supplement, the Interest Reset Date will be in the case of floating rate notes which reset:

  •
  daily—each Business Day;

  •
  weekly—the Wednesday of each week, with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week;

  •
  monthly—the third Wednesday of each month, with the exception of monthly reset floating rate notes as to which the Eleventh District Cost of Funds Rate Notes is an applicable Interest Rate Basis, which will reset on the first calendar day of the month;

  •
  quarterly—the third Wednesday of March, June, September and December of each year;

  •
  semiannually—the third Wednesday of the two months specified in the applicable pricing supplement; and

  •
  annually—the third Wednesday of the month specified in the applicable pricing supplement;

        provided however, that, for Floating Rate/Fixed Rate Notes, the interest rate will not reset after the Fixed Rate Commencement Date.

        Unless specified otherwise in the applicable pricing supplement, if any Interest Reset Date for a floating rate note would otherwise be a day that is not a Business Day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day (the "Following Business Day Convention"), except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the applicable Interest Reset Date will be the immediately preceding Business Day (the "Modified Following Business Day Convention").

        Except as set forth above or in the applicable pricing supplement, the interest rate in effect on each day will be:

  •
  if the day is an Interest Reset Date, the interest rate determined on the related Interest Determination Date, as defined below, immediately preceding such Interest Reset Date; or

  •
  if the day is not an Interest Reset Date, the interest rate determined on the related Interest Determination Date immediately preceding the most recent Interest Reset Date.

        Maximum and Minimum Interest Rates. A floating rate note may also have either or both of the following:

  •
  a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period ("Maximum Interest Rate"); and

  •
  a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period ("Minimum Interest Rate").

        In addition to any Maximum Interest Rate that may be applicable to a floating rate note under the above provisions, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States laws of general application.

        Interest Payments.    The interest payment dates applicable to a note will be specified in the related pricing supplement. Each floating rate note will bear interest from the date of issue at the rates specified in the note until the principal is paid or otherwise made available for payment. Except as provided below or in an applicable pricing supplement, the interest payment dates for floating rate notes will be, in the case of floating rate notes which reset:

  •
  daily, weekly or monthly—the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

  •
  quarterly—the third Wednesday of March, June, September and December of each year;

  •
  semiannually—on the third Wednesday of the two months of each year specified in the applicable pricing supplement;

  •
  annually—the third Wednesday of the month of each year specified in the applicable pricing supplement; and

  •
  in each case, at Maturity (each, an "Interest Payment Date").

        Unless specified otherwise in the applicable pricing supplement, if any Interest Payment Date for a floating rate note other than an Interest Payment Date at Maturity would otherwise be a day that is not a Business Day, the Interest Payment Date will follow the Following Business Day Convention except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, unless specified in the applicable pricing supplement, if the Business Day falls in the next succeeding calendar month, the Interest Payment Date will follow the Modified Following Business Day Convention. If the Maturity of a floating rate note falls on a day that is not a Business Day, the payment of principal, premium and interest, if any, will be made on the next succeeding Business Day, and no interest on the payment will accrue for the period from and after Maturity.

        Unless specified otherwise in the applicable pricing supplement, all percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655), and all dollar amounts used in or resulting from the calculation on floating rate notes will be rounded to the nearest cent with one-half cent being rounded upward.

        Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue, if no interest has been paid), to but excluding the related Interest Payment Date. Interest payments on floating rate notes made at Maturity will include interest accrued to but excluding the date of Maturity.

        Except as specified otherwise in the applicable pricing supplement, each floating rate note will accrue interest on an "Actual/360" basis, an "Actual/Actual" basis, or a "30/360" basis, in each case from the period from the Original Issue Date to the date of Maturity, unless otherwise specified in the applicable pricing supplement. If no interest basis is specified in the applicable pricing supplement, interest on floating rate notes will be paid on an "Actual/360" basis. For floating rate notes calculated on an Actual/360 basis and Actual/Actual basis, accrued interest for each Interest Calculation Period, as defined below, will be calculated by multiplying:

  (1)
  the face amount of the floating rate note;

  (2)
  the applicable interest rate; and

  (3)
  the actual number of days in the related Interest Calculation Period and dividing the resulting product by 360 or 365, as applicable; or with respect to an Actual/Actual basis floating rate note, if any portion of the related Interest Calculation Period falls in a leap year, the product of (1) and (2) above will be multiplied by the sum of:

  •
  the actual number of days in that portion of the related Interest Calculation Period falling in a leap year divided by 366, and

  •
  the actual number of days in that portion of the related Interest Calculation Period falling in a non-leap year divided by 365.

        For floating rate notes calculated on a 30/360 basis, accrued interest for an Interest Calculation Period will be computed on the basis of a 360-day year of twelve 30-day months, irrespective of how many days are actually in the Interest Calculation Period. Unless specified otherwise in the applicable pricing supplement, for floating rate notes that accrue interest on a 30/360 basis, if any Interest Payment Date or the Maturity falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after the Interest Payment Date or Maturity, as the case may be.

        "Interest Calculation Period" means with respect to any period, the period from and including the most recent Interest Reset Date (or from and including the date of issue in the case of the first Interest Reset Date) to but excluding the next succeeding Interest Reset Date for which accrued interest is being calculated.

        Unless specified otherwise in the applicable pricing supplement, interest with respect to notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in the same manner as if only one of the applicable Interest Rate Bases applied.

        Interest Determination Dates.    The interest rate applicable to each Interest Reset Period beginning on the Interest Reset Date with respect to that Interest Reset Period will be the rate determined on the applicable "Interest Determination Date," as follows unless otherwise specified in the applicable pricing supplement:

  •
  the Interest Determination Date for the CD Rate, the CMS Rate, the CMT Rate, the Commercial Paper Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date for the related note;

  •
  the Interest Determination Date for the Federal Funds Rate will be the first Business Day preceding each Interest Reset Date for the related note;

  •
  the Interest Determination Date for the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below under "Eleventh District Cost of Funds Rate Notes";

  •
  the Interest Determination Date for LIBOR will be the second London Banking Day preceding each Interest Reset Date;

  •
  the Interest Determination Date for the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills, as defined below, are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be that preceding Friday;

  •
  the Interest Determination Date for a floating rate note whose interest rate is determined with reference to two or more Interest Rate Bases, will be the most recent Business Day which is at least two Business Days prior to the Interest Reset Date for the floating rate note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined and compared on that date, and the applicable interest rate will take effect on the related Interest Reset Date.

        Calculation Date.    Unless otherwise provided in the applicable pricing supplement, Deutsche Bank Trust Company Americas will be the calculation agent. Upon request of the Holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such floating rate note. Unless specified otherwise in the applicable pricing supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date, will be the earlier of:

  •
  the tenth calendar day after the applicable Interest Determination Date, or, if that day is not a Business Day, the next succeeding Business Day, or

  •
  the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

        CD Rate Notes.    CD Rate notes ("CD Rate Notes") will bear interest at the rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable CD Rate Notes and in any applicable pricing supplement.

        Unless specified otherwise in the applicable pricing supplement, "CD Rate" means the rate on the applicable Interest Determination Date for negotiable U.S. dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519), as defined below, under the heading "CDs (secondary market)".

        The following procedures will be followed if the CD Rate cannot be determined as described above:

        (1)   If the rate referred to above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on the applicable Interest Determination Date will be the rate for negotiable U.S. dollar certificates of deposit of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update (as defined below), or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)".

        (2)   If the rate referred to in clause (1) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on the applicable Interest Determination Date will be the rate calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on the applicable Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in the City of New York selected by the calculation agent for negotiable U.S. dollar certificates of deposit of major

United States money market banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at the time.

        (3)   If the dealers selected by the calculation agent are not quoting as set forth in clause (2) above, the CD Rate on the applicable Interest Determination Date will be the rate in effect on the applicable Interest Determination Date.

        "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

        "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

        CMS Rate Notes.    CMS Rate notes ("CMS Rate Notes") will bear interest at the rates (calculated with reference to the CMS Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable CMS Rate Notes and in any applicable pricing supplement.

        Unless specified otherwise in the applicable pricing supplement, "CMS Rate" means the rate on the applicable Interest Determination Date for U.S. dollar swaps having the Index Maturity specified in the applicable pricing supplement published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15 and which appears on the Reuters Screen ISDAFIX1 Page (rounded to the nearest third decimal place (one thousandth of a percentage point)) as of 11:00 a.m., New York City time.

        If the CMS Rate cannot be determined as described above, by 3:00 P.M., New York City time, on the related Calculation Date, then the CMS Rate on the applicable Interest Determination Date will be the rate determined by the calculation agent in good faith and in a commercially reasonable manner.

        CMT Rate Notes.    CMT Rate notes ("CMT Rate Notes") will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable CMT Rate Notes and in any applicable pricing supplement.

        Unless specified otherwise in the applicable prospectus supplement, "CMT Rate" means the rate displayed on the Designated CMT Telerate Page under the caption ".. . Treasury Constant Maturities. .. Federal Reserve Board Release H.15. .. Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for:

  •
  if the Designated CMT Telerate Page is 7051, the rate on the applicable Interest Determination Date and

  •
  if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable pricing supplement, for the week, or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related Interest Determination Date occurs.

        The following procedures will be followed if the CMT Rate cannot be determined as described above:

        (1)   If the rate referred to above is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the applicable Interest Determination Date will be the treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519).

        (2)   If the rate referred to in clause (1) above is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the applicable Interest Determination Date will be the treasury constant maturity rate for the Designated CMT Maturity Index or other United States Treasury rate for the Designated CMT Maturity Index for the applicable Interest Determination Date with respect to the applicable Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

        (3)   If the rate referred to in clause (2) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the applicable Interest Determination Date will be calculated by the calculation agent as a yield to maturity, based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (each, a "Reference Dealer") which may include the calculation agent or its affiliates selected by the calculation agent from five Reference Dealers selected by the calculation agent after eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than the Designated CMT Maturity Index minus one year and in a principal amount that is representative for a single transaction in that market at that time.

        (4)   If three or four and not five of the Reference Dealers are quoting as referred to in clause (3) above, then the CMT Rate for the applicable Interest Determination Date will be calculated by the calculation agent as the arithmetic mean of the bid prices obtained and neither the highest nor lowest of the quotes will be eliminated.

        (5)   If the calculation agent cannot obtain three applicable Treasury Note quotations as referred to in clause (4) above, the CMT Rate for the applicable Interest Determination Date will be calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers in The City of New York selected by the calculation agent from five Reference Dealers selected by the calculation agent after eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in that market at that time.

        (6)   If three or four and not five of the Reference Dealers are quoting as referred to in clause (5) above, then the CMT Rate for the applicable Interest Determination Date will be calculated by the calculation agent as the arithmetic mean of the bid prices obtained and neither the highest nor lowest of the quotes will be eliminated.

        (7)   If fewer than three Reference Dealers selected by the calculation agent are quoting as mentioned in clause (6) above, the CMT Rate will be the rate in effect on the applicable Interest Determination Date.

        If two Treasury Notes with an original maturity as described in clause (5) above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the calculation agent will obtain from five Reference Dealers quotations for the Treasury Notes with the shorter remaining term to maturity.

        "Designated CMT Telerate Page" means the display on the Reuters Telerate LLC or any successor service on the page designated in the applicable pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

        "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities, either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated.

        Commercial Paper Rate Notes.    Commercial Paper Rate notes ("Commercial Paper Rate Notes") will bear interest at the rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Commercial Paper Rate Notes and in any applicable pricing supplement.

        Unless specified otherwise in the applicable pricing supplement, "Commercial Paper Rate" means the Money Market Yield, as defined below, on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15(519) under the heading "Commercial Paper—Nonfinancial."

        The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

        (1)   If the rate referred to above is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate will be the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15 Daily Update, or other recognized electronic source for the purpose of displaying the applicable rate under the caption "Commercial Paper—Nonfinancial".

        (2)   If by 3:00 P.M., New York City time, on the related Calculation Date the Commercial Paper Rate is not yet published in either H.15(519) or H.15 Daily Update, then the Commercial Paper Rate for the applicable Interest Determination Date will be calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date of three leading dealers of U.S. dollar commercial paper in The City of New York, which may include the calculation agent and its affiliates, selected by the calculation agent for commercial paper having the Index Maturity designated in the applicable pricing supplement placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized securities rating organization.

        (3)   If the dealers selected by the calculation agent are not quoting as mentioned in clause (2) above, the Commercial Paper Rate determined on the applicable Interest Determination Date will be the rate in effect on the applicable Interest Determination Date.

        "Money Market Yield" means a yield (expressed as a percentage rounded upwards to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

Money Market Yield =	D x 360 360 - (D x M)	x 100

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

        Eleventh District Cost of Funds Rate Notes.    Eleventh District Cost of Funds Rate notes ("Eleventh District Cost of Funds Notes") will bear interest at the rates (calculated with reference to the Eleventh

District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Eleventh District Cost of Funds Rate Notes and in any applicable pricing supplement.

        Unless specified otherwise in the applicable pricing supplement, "Eleventh District Cost of Funds Rate" means the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the applicable Interest Determination Date falls as set forth under the caption "11th District" on the display on Reuters Telerate LLC or any successor service on page 7058 or any other page as may replace the specified page on that service ("Telerate Page 7058") as of 11:00 A.M., San Francisco time, on the applicable Interest Determination Date.

        The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above:

        (1)   If the Eleventh District Cost of Funds Rate does not appear on Telerate Page 7058 on the applicable Interest Determination Date, the Eleventh District Cost of Funds Rate for the applicable Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding the applicable Interest Determination Date.

        (2)   If the Federal Home Loan Bank of San Francisco fails to announce the Index on or before the applicable Interest Determination Date for the calendar month immediately preceding the applicable Interest Determination Date, then the Eleventh District Cost of Funds Rate for the applicable Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on the applicable Interest Determination Date.

        Federal Funds Rate Notes.    Federal Funds Rate notes ("Federal Funds Notes") will bear interest at the rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Federal Funds Rate Notes and in any applicable pricing supplement.

        Unless specified otherwise in the applicable pricing supplement, "Federal Funds Rate" means the rate with respect to the applicable Interest Determination Date for U.S. dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)," as displayed on Reuters Telerate LLC or any successor service on page 120 or any other page as may replace the applicable page on that service ("Telerate Page 120").

        The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

        (1)   If the rate referred to above does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Federal Funds Rate for the applicable Interest Determination Date will be the rate with respect to the applicable Interest Determination Date for U.S. dollar federal funds published in H.15 Daily Update, or other recognized electronic source for the purpose of displaying the applicable rate under the heading "Federal Funds (Effective)".

        (2)   If the Federal Funds Rate is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Federal Funds Rate for the applicable Interest Determination Date will be calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the calculation agent and its affiliates, selected by the calculation agent before 9:00 A.M., New York City time on the business day following the applicable Interest Determination Date.

        (3)   If the brokers so selected by the calculation agent are not quoting as mentioned in clause (2) above, the Federal Funds Rate for the applicable Interest Determination Date will be the Federal Funds Rate in effect on the applicable Interest Determination Date.

        LIBOR Notes.    LIBOR notes ("LIBOR Notes") will bear interest at the rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the applicable LIBOR Notes and in any applicable pricing supplement.

        Unless specified otherwise in the applicable pricing supplement, "LIBOR" means:

  •
  if "LIBOR Telerate" is specified in the applicable pricing supplement, or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, LIBOR will be the rate for deposits in the Index Currency having the Index Maturity designated in the applicable pricing supplement commencing on the second London Banking Day immediately following the applicable Interest Determination Date that appears on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 A.M. London time, on the applicable Interest Determination Date, or

  •
  if "LIBOR Reuters" is specified in the applicable pricing supplement, LIBOR will be the arithmetic mean of the offered rates for deposits in the Index Currency having the Index Maturity designated in the applicable pricing supplement, commencing on the second London Banking Day immediately following the applicable Interest Determination Date, that appear on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 A.M. London time on the applicable Interest Determination Date, if at least two offered rates appear (except as provided in the following sentence). If the Designated LIBOR Page by its terms provides for only a single rate, then the single rate will be used.

        The following procedures will be followed if LIBOR cannot be determined as described above:

        (1)   With respect to an Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the applicable Designated LIBOR Page as specified above, LIBOR for the applicable Interest Determination Date will be the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market, which may include the calculation agent and its affiliates, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable pricing supplement, commencing on the second London Banking Day immediately following the applicable Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in the applicable Index Currency in that market at that time. If at least two such quotations are provided, LIBOR determined on the applicable Interest Determination Date will be the arithmetic mean of the quotations.

        (2)   If fewer than two quotations referred to in clause (1) above are provided, LIBOR determined on the applicable Interest Determination Date will be the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., or such other time specified in the applicable pricing supplement, in the applicable Principal Financial Center, on the applicable Interest Determination Date by three major banks, which may include the calculation agent and its affiliates, in that Principal Financial Center selected by the calculation agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the Index Currency in that market at that time.

        (3)   If the banks so selected by the calculation agent are not quoting as mentioned in clause (2) above, LIBOR for the applicable Interest Determination Date will be LIBOR in effect on the applicable Interest Determination Date.

        Unless specified otherwise in the applicable pricing supplement, "Index Currency" and "Principal Financial Center" have the meanings set forth above under "Description of the Notes—General."

        "Designated LIBOR Page" means either:

  •
  if "LIBOR Telerate" is designated in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Reuters Telerate LLC or any successor service on the page designated in the applicable pricing supplement or any page as may replace the designated page on that service or for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency; or

  •
  if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service or any successor service on the page designated in the applicable pricing supplement or any other page as may replace the designated page on that service for the purpose of displaying the London interbank offered rates of major banks for the applicable Index Currency.

        Prime Rate Notes.    Prime Rate notes ("Prime Rate Notes") will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Prime Rate Notes and in any applicable pricing supplement.

        Unless specified otherwise in the applicable pricing supplement, "Prime Rate" means the rate on the applicable Interest Determination Date published in H.15(519) under the heading "Bank Prime Loan."

        The following procedures will be followed if the Prime Rate cannot be determined as described above:

        (1)   If the rate referred to above is not so published by 3:00 p.m., New York City time, on the related Calculation Date, the Prime Rate for the applicable Interest Determination Date will be the rate on the applicable Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate under the caption "Bank Prime Loan".

        (2)   If the rate referred to in clause (1) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Prime Rate for the applicable Interest Determination Date will be the rate calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by the banks that appear on the Reuters Screen US PRIME 1 Page (as defined below) as the particular bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the applicable Interest Determination Date, so long as at least four rates appear on the page.

        (3)   If fewer than four rates described in clause (2) above appear in Reuters Screen US PRIME 1 by 3:00 P.M., New York City time, on the related Calculation Date, the Prime Rate for the applicable Interest Determination Date will be the rate calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Interest Determination Date by three major banks, which may include the calculation agent and its affiliates, in The City of New York selected by the calculation agent.

        (4)   If the banks selected by the calculation agent are not quoting as described in clause (3) above, the Prime Rate for the applicable Interest Determination Date will be the Prime Rate in effect on the applicable Interest Determination Date.

        "Reuters Screen US PRIME 1 Page" means the display designated as the "US PRIME 1" page on the Reuters Monitor Money Rates Service or such other page as may replace the US PRIME 1 page on that service or any successor service for the purpose of displaying prime rates or base lending rates of major United States banks.

        Treasury Rate Notes.    Treasury Rate notes ("Treasury Rate Notes") will bear interest at the rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Treasury Rate Notes and in any applicable pricing supplement.

        Unless specified otherwise in the applicable pricing supplement, "Treasury Rate" means the rate from the auction held on the applicable Interest Determination Date ("Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Reuters Telerate LLC or any successor service on page 56 or any other page as may replace page 56 on that service ("Telerate Page 56") or page 57 or any other page as may replace page 57 on that service ("Telerate Page 57").

        The following procedures will be followed if the Treasury Rate cannot be determined as described above:

        (1)   If the rate described above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Treasury Rate for the applicable Interest Determination Date will be the Bond Equivalent Yield of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High".

        (2)   If the rate described in clause (1) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Treasury Rate for the applicable Interest Determination Date will be the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills announced by the United States Department of the Treasury.

        (3)   If the rate described in clause (2) above is not announced by the United States Department of the Treasury, or if the Auction is not held, the Treasury Rate for the applicable Interest Determination Date will be the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable pricing supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market".

        (4)   If the rate described in clause (3) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Treasury Rate for the applicable Interest Determination Date will be the rate on the applicable Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market".

        (5)   If the rate described in clause (4) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Treasury Rate for the applicable Interest Determination Date will be the rate on the applicable Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include the calculation agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement.

        (6)   If the dealers selected by the calculation agent are not quoting as described in clause (5) above, the Treasury Rate for the applicable Interest Determination Date will be the rate in effect on the applicable Interest Determination Date.

        "Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond Equivalent Yield =	D x N 360 - (D x M)	x 100

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Other Provisions; Addenda

        Any provisions with respect to notes, including the determination of an Interest Rate Basis, the specification of Interest Rate Basis, the calculation of the interest rate applicable to a floating rate note, the Interest Payment Dates, the stated maturity date, any redemption or repayment provisions or any other matters may be modified as specified under "Other Provisions" on the face of the note or in an addendum to the note and in the applicable pricing supplement.

Original Issue Discount Notes

        TMCC may issue notes from time to time at a price less than their redemption price at Maturity, resulting in the notes being treated as if they were issued with original issue discount for federal income tax purposes ("Original Issue Discount Notes"). Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. See "United States Taxation" in this prospectus supplement. Additional considerations relating to Original Issue Discount Notes may be described in the applicable pricing supplement.

        If a bankruptcy case is commenced by us or against us under the United States Bankruptcy Code, it is possible that a portion of the face amount of an Original Issue Discount Note would be treated as interest, and that the unamortized portion would be treated as unmatured interest under Section 502(b)(2) of the Bankruptcy Code. Unmatured interest is not an allowable claim under Section 502(b)(2) of the Bankruptcy Code. Although it is impossible to predict what portion, if any, of the face amount of an Original Issue Discount Note would be treated as unmatured interest, one possible result is that a bankruptcy court might determine the amount of unmatured interest on the Note by (1) reference to the amount of amortized original issue discount of the Original Issue Discount Note for tax purposes or (2) the unamortized debt discount of the Original Issue Discount Note for financial accounting purposes. The valuation method chosen by a bankruptcy court could lead to a significantly different result for the holder of an Original Issue Discount Note.

Amortizing Notes

        TMCC may from time to time offer notes ("Amortizing Notes") with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. TMCC will provide further information concerning additional terms and conditions of any issue of Amortizing Notes in the applicable pricing supplement. TMCC will also include a table setting forth repayment information for each Amortizing Note in the applicable note and the applicable pricing supplement.

Indexed Notes

        TMCC may from time to time offer notes ("Indexed Notes") with the amounts payable determined by reference to:

  •
  the price or prices of specified commodities or stocks;

  •
  interest rate indices;

  •
  interest rate or exchange rate swap indices;

  •
  the exchange rate of one or more specified currencies relative to another currency; or

  •
  other price, exchange rate or financial index or indices as may be specified in the notes and described in the applicable pricing supplement.

        Holders of Indexed Notes may receive amounts at Maturity that are greater than or less than the face amount of the Indexed Notes. The method for determining the amounts payable on Interest Payment Dates and at Maturity, if any, and any applicable historical information and other considerations, including material tax considerations, associated with Indexed Notes, will be set forth in the applicable pricing supplement. See "Risk Factors—An Investment in Notes Indexed to Interest Rate, Currency or Other Indices or Formulas Entails Special Structure Risks" in this prospectus supplement for a description of risks associated with Indexed Notes.

        For purposes of determining the voting rights of a Holder of an Indexed Note indexed as to principal under the Indenture, the principal amount of the Indexed Note will be deemed to be equal to the face amount of that Note upon issuance.

Book-Entry Notes

Description of the Global Notes

        Upon issuance, all notes in book-entry form having the same original issue date, Maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes (each, a "Global Note"). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), as depository, registered in the name of DTC or a nominee of DTC.

        Except as described below, a Global Note may not be transferred except as a whole: (1) by DTC to a nominee of DTC; (2) by a nominee of DTC to DTC or another nominee of DTC; (3) by DTC or any nominee to a successor of DTC or a nominee of the successor.

        So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be the sole Holder of the notes in book-entry form represented by the Global Note for all purposes under the Indenture. Except as otherwise provided in this section, the actual purchasers ("Beneficial Owners") of the Global Note or Notes representing notes in book-entry form will not be entitled to receive physical delivery of notes in certificated form and will not be considered to be the Holders of the notes for any purpose under the Indenture, and no Global Note representing notes in book-entry form will be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which the person owns its interest in order to exercise any rights of a Holder under the Indenture.

        The Company may elect to allow Beneficial Owners to hold their interest in a Global Note held by DTC through Clearstream Banking, société anonyme, Luxembourg ("Clearstream, Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear system (the "Euroclear operator"), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their customers through accounts held in Clearstream, Luxembourg's and the Euroclear operator's names on the books of their respective depositaries, which in turn will hold the interests in the depositaries' names on the books of DTC.

        TMCC understands that under existing industry practices, if TMCC requests any action of Holders or if an owner of a beneficial interest in a Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize Beneficial Owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of Beneficial Owners. The Euroclear operator or Clearstream, Luxembourg, as the case may be, will take action on behalf of their participants only in accordance with its relevant rules and procedures and subject to its respective depositaries' ability to effect such actions on its behalf through DTC.

        The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in a Global Note representing notes in book-entry form. Further, because DTC can act only on behalf of its participants, who in turn act on behalf of indirect participants, the ability of Beneficial Owners to pledge their interest in the notes to persons or entities that do not participate in the DTC system, or otherwise take action with respect to such interest, may be limited by the lack of a definitive certificate of such interest.

Settlement Procedures

        The initial depository for the notes will be DTC. The depository will act as securities depository for the notes in book-entry form. The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co., the depository's partnership nominee or such other name as may be requested by an authorized representative of DTC. One Global Note will be issued to represent each $500,000,000 of aggregate principal amount of notes of the same issue. Additional Global Notes will be issued to represent any remaining principal amount of the issue.

        Purchases of notes in book-entry form under DTC's system must be made by or through direct participants, which will receive a credit for notes in book-entry form on DTC's records. The ownership interest of each Beneficial Owner is in turn recorded on the records of direct participants and indirect participants. Beneficial Owners of notes in book-entry form will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Note representing notes in book-entry form are accomplished by entries made on the books of participants acting on behalf of the Beneficial Owners. Beneficial Owners of a Global Note representing notes in book-entry form will not receive notes in certificated form representing their ownership interests in the notes, unless use of the book-entry system for notes in book-entry form is discontinued.

        To facilitate subsequent transfers, all Global Notes representing notes in book-entry form which are deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Global Notes with DTC and their registration in the name Cede & Co. or such other DTC nominee effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Notes representing the notes in book-entry form; DTC's records reflect only the identity of the direct participants to whose accounts the notes in book-entry form are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers and for forwarding all notices concerning the notes to their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to Beneficial

Owners will by governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to DTC. If less than all of the notes in book-entry form within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Global Notes representing the notes in book-entry form unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to TMCC as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date.

        So long as DTC, or its nominee, is a registered owner of the Global Notes representing the notes in book-entry form, TMCC will make principal, premium, if any, and interest payments on the Global Notes representing the notes in book-entry form to DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from TMCC or the Trustee, on the applicable payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participant and not of DTC, the Trustee or TMCC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of TMCC or the Trustee. Disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of payments to the Beneficial Owners is the responsibility of direct participants and indirect participants. Distributions with respect to Notes held through Clearstream, Luxembourg or the Euroclear operator will be credited, to the extent received by their respective depositaries, to the cash accounts of their participants in accordance with the relevant system's rules and procedures.

        A Beneficial Owner shall give notice to elect to have its notes in book-entry form repaid by TMCC, through its participant, to the Trustee, and will effect delivery of notes in book-entry form by causing the direct participant to transfer the participant's interest in the Global Notes representing the notes in book-entry form, on DTC's records, to the Trustee. The requirement for physical delivery of notes in book-entry form in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Notes representing notes in book-entry form are transferred by direct participants on DTC's records.

        DTC may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to TMCC or the Trustee. Under these circumstances, if a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered.

        TMCC may decide to discontinue use of a system of book-entry transfers through the depository or a successor securities depository. In that event, notes in certificated form will be printed and delivered.

        If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by TMCC within 90 days, TMCC will issue notes in certificated form in exchange for the notes represented by the Global Notes. In addition, TMCC may at any time and in its sole discretion determine to discontinue use of a Global Note and, in that event, will issue notes in certificated form in exchange for the notes represented by the Global Note. Notes so issued will be issued in denominations of $1,000 and integral multiples of $1,000 (unless the notes provide for a larger minimum denomination as provided in the notes and applicable pricing supplement) and will be issued in registered form only, without coupons.

Secondary Market Trading

        Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

        Trading between participants of DTC ("DTC Participants").    Secondary market sales of notes held in DTC between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations.

        Trading between participants of Euroclear ("Euroclear Participants") and/or participants of Clearstream, Luxembourg ("Clearstream, Luxembourg Participants"). Secondary market sales of beneficial interests in the notes held through Euroclear or Clearstream, Luxembourg to purchasers that will hold beneficial interests through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds.

        Trading between DTC Seller and Euroclear/Clearstream, Luxembourg Purchaser.    When book-entry interests in notes are to be transferred from the account of a DTC Participant to the account of a Euroclear or Clearstream, Luxembourg accountholder, the purchaser must first send instructions to the Euroclear operator or Clearstream, Luxembourg through a participant at least one business day (European time) prior to the settlement date, in accordance with its rules and procedures and within its established deadlines (European time). Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to DTC. The Euroclear operator or Clearstream, Luxembourg will then instruct its depositary to receive the notes and make payment for them. On the settlement date, the depositary will make payment to the DTC Participant's account and the notes will be credited to the depositary's account. After settlement has been completed, DTC will credit the notes to the U.S. depositary for the Euroclear operator or Clearstream, Luxembourg, as the case may be. The Euroclear operator or Clearstream, Luxembourg will credit the notes, in accordance with its usual procedures, to the participant's account, and the participant will then credit the purchaser's account. These securities credits will appear the next business day (European time) after the settlement date. The cash debit from the account of the Euroclear operator or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding business day (European time) if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date. Since the settlement will occur during New York business hours, a DTC Participant selling an interest in the notes can use its usual procedures for transferring notes to the U.S. depositary for the Euroclear operator or Clearstream, Luxembourg, as the case may be, for the benefit of Euroclear Participants or Clearstream Luxembourg Participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC Participants.

        Trading between a Euroclear or Clearstream, Luxembourg Seller and a DTC Purchaser. Due to time zone differences in their favor, Euroclear Participants and Clearstream, Luxembourg Participants can use their usual procedures to transfer notes through the applicable U.S. depositary to a DTC Participant. The seller must first send instructions to the Euroclear operator or Clearstream, Luxembourg through a participant at least one business day (European time) prior to the settlement date. The Euroclear operator or Clearstream, Luxembourg will then instruct its U.S. Depositary to credit the notes to the DTC Participant's account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg Participant on the following business day (European time), but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding business day (European time) if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

        Although the foregoing sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the notes among participants of DTC, Clearstream, Luxembourg and Euroclear, none of the Euroclear operator, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither TMCC nor any agent or any paying agent, any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the United States Securities Act of 1933, as amended, will have any responsibility for the performance by DTC, the Euroclear operator and Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

The Clearing Systems

        DTC.    DTC is a limited-purpose trust company organized under the New York Banking Laws, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of its direct participants and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

        Clearstream, Luxembourg.    Clearstream, Luxembourg holds securities for Clearstream, Luxembourg Participants and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include these underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

        Euroclear.    Euroclear holds securities for Euroclear Participants and clears and settles transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters, dealers or agents with respect to the notes. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. The Euroclear Operator advises that it is regulated and examined by the Belgian Banking and Finance Comission and the National Bank of Belgium. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear Terms and Conditions"). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

USE OF PROCEEDS

        TMCC intends to use the net proceeds from the sale of the notes for general corporate purposes, the purchase of earning assets and the retirement of debt. TMCC may use the net proceeds initially to reduce short-term borrowings or invest in short-term securities.

SELECTED FINANCIAL INFORMATION

        The following selected financial data for the years ended March 31, 2005, 2004, 2003 and 2002, the six months ended March 31, 2001, and the year ended September 30, 2000 have been derived from financial statements examined by PricewaterhouseCoopers LLP, an independent registered public accounting firm, included in TMCC's Annual Reports on Form 10-K for the years ended March 31, 2005, 2003 and 2002, TMCC's Annual Report on Form 10-K as amended by Form 10-K/A for the year ended March 31, 2004, TMCC's Annual Report on Form 10-KT for the six-month transition period ended March 31, 2001, and TMCC's Annual Report on Form 10-K for the year ended September 30, 2000. In December 2004, TMCC filed an Amended Annual Report on Form 10-K/A to restate certain of its historical financial information. The following table includes the restated financial information. TMCC's selected financial data for the nine months ended December 31, 2005 and 2004 has been derived from TMCC's unaudited financial statements included in TMCC's Quarterly Reports on Form 10-Q for the periods ended December 31, 2005 and 2004, which in the opinion of management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the data for the interim periods presented. The information for the nine months ended December 31, 2005 is not necessarily indicative of the results that may be expected for the full fiscal year or any other interim period. TMCC's Annual Report on Form 10-K for the year ended March 31, 2005 and TMCC's Quarterly Report on Form 10-Q for the period ended December 31, 2005 referred to above are among the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

        The following information should be read in conjunction with TMCC's financial statements contained in the documents incorporated by reference in this Prospectus. See "Incorporation of Information Filed with the SEC".

	Nine Months Ended December 31,		Years Ended March 31,				Six Months Ended March 31,	Year Ended September 30,
	2005	2004	2005	2004	2003	2002	2001	2000
	(U.S. Dollars in Millions)
INCOME STATEMENT DATA(1)
Financing Revenues:
Operating lease	$1,968	$1,571	$2,141	$2,049	$1,993	$1,870	$968	$2,007
Direct finance lease	107	138	169	291	409	512	269	396
Retail financing	1,406	1,108	1,506	1,284	1,172	958	398	776
Dealer financing	286	189	270	198	181	193	128	189

Total financing revenues	3,767	3,006	4,086	3,822	3,755	3,533	1,763	3,368
Depreciation on operating leases	1,470	1,160	1,579	1,561	1,502	1,480	747	1,440
Interest expense	1,090	460	670	578	1,249	1,014	760	1,311

Net financing revenues	1,207	1,386	1,837	1,683	1,004	1,039	256	617
Insurance premiums earned and contract revenues	213	185	251	212	186	175	80	153
Investment and other income	101	100	139	196	182	100	92	30

Net financing revenues and other revenues	1,521	1,671	2,227	2,091	1,372	1,314	428	800

Provision for credit losses	193	143	230	351	604	263	89	135
Expenses:
Operating and administrative	516	475	650	583	537	527	242	414
Insurance losses and loss adjustment expenses	85	78	104	98	87	76	35	81

Total provision for credit losses and expenses	794	696	984	1,032	1,228	866	366	630

Income before equity in net loss of subsidiary, provision for income taxes and cumulative effect of change in accounting principle	727	975	1,243	1,059	144	448	62	170
Equity in net loss of subsidiary	—	—	—	—	—	—	—	(1)
Provision for income taxes	284	381	481	418	54	177	23	65

Income before cumulative effect of change in accounting principle	443	594	762	641	90	271	39	104
Cumulative effect of change in accounting principle, net of tax benefits	—	—	—	—	—	—	(2)	—

Net Income	$443	$594	$762	$641	$90	$271	$37	$104

(1)
Certain prior period amounts have been reclassified to conform with the current period presentation.

	Nine Months Ended December 31,		Years Ended March 31,				Six Months Ended March 31,	Year Ended September 30,
	2005	2004	2005	2004	2003	2002	2001	2000
	(U.S. Dollars in Millions)
BALANCE SHEET DATA(1)
Finance receivables, net	$41,270	$36,567	$37,608	$32,318	$26,328	$23,309	$19,081	$18,060
Investments in operating leases, net	$11,946	$8,310	$9,341	$7,609	$7,946	$7,593	$7,368	$7,923
Total assets	$56,638	$49,328	$50,676	$44,634	$39,001	$33,942	$28,914	$27,880
Debt	$47,299	$40,689	$41,757	$36,854	$32,156	$27,020	$22,189	$22,330
Capital stock(2)	$915	$915	$915	$915	$915	$915	$915	$915
Retained earnings(3)	$3,702	$3,147	$3,283	$2,604	$1,963	$1,873	$1,606	$1,570

Total shareholder's equity	$4,662	$4,116	$4,244	$3,563	$2,895	$2,802	$2,537	$2,503

(1)
Certain prior period amounts have been reclassified to conform with the current period presentation.

(2)
$10,000 par value per share.

(3)
During fiscal 2002, our Board of Directors declared and paid a cash dividend of $4 million to TFSA. No dividends were declared or paid in any other period presented.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth TMCC's ratio of earnings to fixed charges for the periods shown:

	Nine Months Ended December 31,		Years Ended March 31,				Six Months Ended March 31,	Year Ended September 30,
	2005	2004	2005	2004	2003	2002	2001	2000
	(U.S. Dollars in Millions)
Ratio of earnings to fixed charges	1.66	3.10	2.84	2.81	1.11	1.44	1.08	1.13

UNITED STATES TAXATION

        Set forth below is a summary of certain material U.S. federal income tax considerations of importance to Holders of the notes. The summary concerns Holders who hold the notes as capital assets and not special classes of Holders, including dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, persons who hold the notes as a position in a "straddle," currency, interest rate or other "hedge" or integrated transaction, tax-exempt investors, U.S. expatriates or persons treated as residents of more than one country, U.S. Holders (as defined below) whose functional currency is other than the U.S. dollar or persons who acquire, or for income tax purposes are deemed to have acquired, the notes in an exchange, or for property other than cash, persons subject to the alternative minimum tax, or partnerships or other entities classified as partnerships for U.S. federal income tax purposes and persons holding notes through any such entities. The summary does not discuss Discount Notes (as defined below) that would qualify as "applicable high-yield discount obligations" under Section 163(i) of the Code (as defined below). Holders of Discount Notes may be subject to special rules. The discussion below is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions and administrative rulings and pronouncements, and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount ("OID"), all of which are subject to alternative construction or to change possibly with retroactive effect. Prospective investors are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of the notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

Material United States Tax Considerations for U.S. Holders

        As used herein, "U.S. Holder" means a beneficial owner of a note who is:

        (1)   a citizen or resident of the United States,

        (2)   a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof,

        (3)   an estate, the income of which is subject to U.S. federal income taxation regardless of its source,

        (4)   a trust, (i) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a U.S. person, or

        (5)   any Holder whose ownership of a note is effectively connected with the conduct of a trade or business in the United States.

Interest

        Interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time interest accrues or is received, in accordance with the U.S. Holder's regular method of tax accounting.

Original Issue Discount

        In General. A note, such as an Original Issue Discount Note, which has a maturity of more than one year and is issued for an amount less than its stated redemption price at Maturity (a "Discount Note") will generally be considered to have been issued with OID for federal income tax purposes. OID is the excess of the "stated redemption price at maturity" of a note over its "issue price."

        The "stated redemption price at maturity" of a note is the sum of all payments provided by the note other than payments of "qualified stated interest." The "issue price" of an issue of notes is the initial offering price to the public (excluding bond houses and brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) at which a substantial amount of the notes was sold.

        "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) or that is constructively received, at least annually at a "single fixed rate."

        A "single fixed rate" is a rate that appropriately takes into account the length of the time between payments. If the excess of a note's stated redemption price at maturity over its issue price is less than a de minimis amount (generally, less than 0.25% of the note's stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity), then the amount of OID will be considered to be zero. Holders of notes with de minimis OID will generally include such OID in income, as capital gain, on a pro rata basis as principal payments are made on the note. If a note has certain interest payment characteristics (e.g., teaser rates or interest holidays), then the note may also be treated as having OID for federal income tax purposes even if the note was issued at an issue price that would not otherwise result in OID.

        Accrual of OID.    U.S. Holders will be required to include OID in income for federal income tax purposes as it accrues, regardless of their method of accounting, in accordance with a constant yield method based on a compounding of interest. This OID income inclusion may precede the receipt of cash attributable to such income. The amount of OID includible in income by an initial U.S. Holder will be the sum of the daily portions of OID with respect to the notes for each day during the taxable year or portion of the taxable year in which the U.S. Holder held the notes. The amount of OID which accrues in an accrual period will be an amount equal to the excess (if any) of:

  •
  the product of a note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) over

  •
  the sum of the qualified stated interest payments, if any, allocable to the accrual period.

        The daily portion of OID will be determined by allocating to each day in any accrual period a ratable portion of the amount of OID that accrues during the accrual period. The "adjusted issue price" of a note at the beginning of any accrual period will be the sum of the issue price of the note plus the OID allocable to all prior accrual periods reduced by payments on the note other than payments of qualified stated interest. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of the accrual period chosen.

        Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods. Prospective investors are advised to consult their tax advisors for the particular OID characteristics of a note.

        Floating Rate Notes.    Floating rate notes will be treated as either "variable rate debt instruments" or Contingent Notes (as defined below). Under the OID Regulations, a floating rate note will qualify as a variable rate debt instrument if:

(1)
its issue price does not exceed the total noncontingent principal payments due under the floating rate note by more than a specified de minimis amount,

(2)
it does not provide for stated interest other than stated interest paid or compounded at least annually at

•
one or more "qualified floating rates"

•
a single fixed rate and one or more qualified floating rates

•
a single "objective rate," or

•
a single fixed rate and a single objective rate that is a "qualified inverse floating rate," as those terms are defined under the OID Regulations,

(3)
it provides that a qualified floating rate or objective rate in effect at any time during the term of the note will be set at a current value of that rate, and

(4)
except as provided under clause (1) above, it does not provide for any payments of principal that are contingent.

        A "qualified floating rate" is any variable rate where variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the floating rate note's issue date) will be treated as a single qualified floating rate.

        Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to restrictions such as a cap, floor, or a periodic interest rate adjustment restriction, may, under certain circumstances, fail to be treated as a qualified floating rate unless such restrictions are fixed throughout the term of the note, or are not reasonably expected as of the issue date to significantly affect the yield on the note. Any floating rate notes subject to such restrictions that do not meet the above requirements could be treated as Contingent Notes.

        An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information. For example, an objective rate generally includes a rate that is based on one or more qualified floating rates or on the yield of actively traded personal property. However, an objective rate does not include a rate based on information that is within the control of the issuer or a related party, or that is unique to the circumstances of the issuer or a related party. The OID Regulations also provide that other variable interest rates may be treated as objective rates if later designated by the IRS. Despite the foregoing, a variable rate of interest on a floating rate note will not constitute an objective rate if it is reasonably expected that the average value of the rate during the first half of the floating rate note's term will be either significantly less or significantly greater than the average value of the rate during the final half of the floating rate note's term.

        A "qualified inverse floating rate" is any objective rate where the rate is equal to a fixed rate minus a qualified floating rate as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

        The OID Regulations also provide that if a floating rate note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the floating rate note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

        If a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term of the note qualifies as a "variable rate debt instrument" under the OID Regulations, and the stated interest on that note is unconditionally payable in cash or property (other than debt instruments of TMCC) at least annually, such interest will constitute qualified stated interest. Thus, a floating rate note with a maturity of more than one year from the issue date will generally not be treated as having been issued with OID unless its stated principal amount exceeds its issue price by more than a specified de minimis amount.

        The amount of qualified stated interest and OID, if any, on a floating rate note will be determined under the rules generally applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (1) in the case of a qualified floating rate or qualified inverse floating rate, a fixed rate equal to the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or (2) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note. The amount of qualified stated interest allocable to an accrual period will be increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period as determined under the rules described in this paragraph.

        In general, any other floating rate note that qualifies as a "variable rate debt instrument," but does not provide for interest payable at a fixed rate will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest. Under the OID Regulations, the "equivalent" fixed rate debt instrument will be an instrument with terms identical to those provided under the floating rate note, except that it will substitute (1) for each qualified floating rate provided for in the floating rate note, its value as of the issue date (with appropriate adjustments so that the interval between each interest adjustment date is the same), (2) for a qualified inverse floating rate, its value as of the issue date, and (3) for an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note.

        In the case of a floating rate note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate will initially be converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate). Under these circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of its issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note will be converted into an "equivalent" fixed rate debt instrument in the manner described in the previous paragraph.

        Once the floating rate note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, will be determined for the "equivalent" fixed rate debt instrument by applying to it the general OID rules, and U.S. Holders of a floating rate note will account for such OID and qualified stated interest as if they held the "equivalent" fixed rate debt instrument. For each accrual period appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

        If a floating rate note does not qualify as a "variable rate debt instrument" under the OID Regulations, it will be treated as a Contingent Note (as defined below).

Contingent Notes

        Notes may be issued under circumstances in which the amount and/or timing of one or more payments of interest or principal on the notes is contingent ("Contingent Notes"). For example, TMCC may issue notes under which the total noncontingent payments are less than the issue price or Indexed Notes under which interest and/or principal is determined by reference to multiple formulae based on the values of specified stocks, commodities, foreign currencies or other such personal property. A floating rate note that does not qualify as a "variable rate debt instrument" under the rules described above would also constitute a Contingent Note. With some exceptions, the amount of interest that will accrue on Contingent Notes in each accrual period will be determined under the "noncontingent bond method." For each issue of Contingent Notes, this method will require TMCC to determine a comparable yield, a projected payment schedule, the daily portions of interest accruing in each accrual period, and then to make appropriate adjustments for any differences between projected and actual contingent payments made to U.S. Holders of Contingent Notes. TMCC will provide notice in the applicable pricing supplement when it determines that a particular note will be a Contingent Note. The applicable pricing supplement will also describe the proper federal income tax treatment of a Contingent Note.

Notes with Put and/or Call Options

        Certain notes may be subject to a call option in that they may be redeemable at TMCC's option prior to their stated maturity or to a put option in that they may be repayable at the option of the holder before their stated maturity. Notes containing these features may be subject to special rules, which will be described in the related pricing supplement.

Short-Term Notes

        No payment of interest on notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as payment of a qualified stated interest. The difference between a Short-Term Note's issue price and its stated redemption price at maturity will generally be treated as OID. U.S. Holders on the accrual method and certain other holders, including banks and dealers in securities, will accrue the OID on Short-Term Notes on a straight-line basis unless they elect an accrual method based on a constant yield with daily compounding or to accrue acquisition discount rather than OID. U.S. Holders using the cash method of accounting for tax purposes generally will not be required to accrue OID or acquisition discount on a Short-Term Note. They will, however, have to defer deductions for net interest expense on any borrowing attributable to the Short-Term Note to the extent that the expense does not exceed accrued but unrecognized interest and OID or acquisition discount on the Note.

        If a U.S. Holder has not accrued OID or acquisition discount on a Short-Term Note, any gain recognized on the sale or exchange of the Short-Term Note by the U.S. Holder will be treated as ordinary income to the extent attributable to the accrued OID or acquisition discount.

Market Discount, Acquisition Premium and Bond Premium

        If U.S. Holders acquire notes at a price below their stated redemption price at maturity or acquire notes issued with OID at a price below their adjusted issue price as of the purchase date, the amount of the difference will be treated as "market discount." If the market discount exceeds a de minimis amount, any gain on the sale, exchange or retirement of the notes will be treated as ordinary interest income at the time of the disposition to the extent of the accrued market discount, unless the U.S. Holders elect to accrue market discount in income on a current basis (the "current income election"). In addition, U.S. Holders who do not make the current inclusion election will be required to defer deductions for a portion of their interest expense on any indebtedness incurred to purchase or carry such notes. Market discount is normally accrued on a straight-line basis, but U.S. Holders may elect to use a constant yield method of accrual instead.

        U.S. Holders who acquire Discount Notes for an amount above the adjusted issue price may be considered as having purchased the notes at an "acquisition premium." The portion of acquisition premium properly allocable to an accrual period will reduce the amount of OID such U.S. Holders would otherwise be required to include in income.

        U.S. Holders of notes whose tax basis immediately after their acquisition exceeds the sum of all remaining payments other than qualified stated interest payable on the notes will be considered to have purchased such notes with "bond premium" equal in amount to such excess and may elect to amortize such bond premium. Electing U.S. Holders will amortize the bond premium by offsetting it against qualified stated interest income. The offset will be calculated for each accrual period using constant yield principles, but the offset for an accrual period will be taken into account only when the U.S. Holders take the corresponding qualified stated interest income into consideration under their regular method of accounting. In case the amount of bond premium available for offset on a note is greater than the corresponding amount of qualified stated interest, the excess bond premium will be allowed as a deduction to the extent the U.S. Holder included in income in prior accrual periods interest income in excess of bond premium deductions with respect to the note. Excess bond premium not allowed as a deduction will carry forward to future accrual periods. In the case of floating rate notes acquired with bond premium and treated as "variable rate debt instruments," the bond premium and its allocation among the accrual periods will be determined by reference to the "equivalent" fixed rate debt instrument to be constructed as of the date of acquisition of the floating rate notes. Amortized bond premium will reduce a U.S. Holder's basis in the note.

Election to Treat all Interest and Premium as OID

        U.S. Holders may generally elect to include all interest (including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium on a debt instrument) in income by using the constant yield method applicable to OID, subject to certain limitations and exceptions.

Disposition or Repayment of a Note

        U.S. Holders of notes will generally recognize gain or loss on the taxable sale, redemption, exchange or other disposition of the notes. This gain or loss will be measured by the difference between the amount realized (except to the extent attributable to accrued interest or accrued market discount) and the U.S. Holders' adjusted tax basis in the notes. U.S. Holders' adjusted tax basis for determining gain or loss on a sale or disposition of notes generally will be their cost increased by any amounts included in income, other than qualified stated interest, and reduced by any amortized premium and cash received other than qualified stated interest. Gain or loss on the sale, exchange or redemption of a note generally will be long-term capital gain or loss, taxable to U.S. Holders who are individuals at preferential rates if the note has been held as a capital asset for more than one year, except to the extent that gain represents accrued market discount or acquisition discount not previously included in the U.S. Holders' income. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of a sale, redemption, exchange or other disposition of the notes.

Foreign Currency Notes

        Notes may be denominated in, or interest or principal on the notes may be determined by reference to, a foreign currency or foreign currency unit ("Foreign Currency Notes"). For U.S. federal income tax purposes, U.S. Holders of Foreign Currency Notes may need to determine the U.S. dollar equivalent of amounts includible in income and separately calculate any foreign exchange gain or loss arising from holding a Foreign Currency Note.

        Interest Income and OID.    U.S. Holders who use the cash method of accounting for tax purposes and receive a payment of qualified stated interest with respect to a Foreign Currency Note will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time. No foreign exchange gain or loss will be realized with respect to the receipt of such qualified stated interest payments (other than the gain or loss which may be realized upon disposition of any foreign currency received).

        U.S. Holders on the accrual method of accounting (for accruals of qualified stated interest and OID) and U.S. Holders on the cash method of accounting (for accruals of OID only) will be required to include in income the U.S. dollar value of the amount of qualified stated interest and OID that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at the average exchange rate for the accrual period or, for accrual periods that span two taxable years, at the average rate for the partial period within the taxable year. Alternatively, such U.S. Holders may elect to translate accrued qualified stated interest or OID into U.S. dollars at the spot rate in effect on the last day of the accrual period (and in the case of a partial accrual period, the spot rate on the last day of the taxable year). If elected, this alternative method must be applied consistently to all debt instruments held by such U.S. Holders from year to year.

        U.S. Holders of Foreign Currency Notes described in the previous paragraph may also recognize foreign exchange gain or loss on the receipt of a payment of accrued interest income. Such exchange gain or loss generally will be measured by the difference between (a) the U.S. dollar equivalent of the interest received translated at the spot rate in effect on the date of payment, and (b) the U.S. dollar equivalent of the accrued interest income translated at the exchange rates used to include the accrued interest in income (generally, the average rate unless the spot rate is elected).

        Principal.    With respect to payments of principal on or dispositions of Foreign Currency Notes, U.S. Holders will recognize foreign exchange gain or loss measured by the difference between (a) the U.S. dollar equivalent of the principal payment received translated at the spot rate on the date of each payment, and (b) the U.S. dollar equivalent of the principal amount paid translated at the spot rate in effect on the date such U.S. Holders acquired the Notes.

        Market Discount.    Market discount on a Foreign Currency Note will be determined in the relevant foreign currency. Accrued market discount pertaining to Foreign Currency Notes will be taken into income under the same rules discussed above for notes other than Foreign Currency Notes and will be translated into U.S. dollars at the spot rate on the disposition date. No part of the accrued market discount will be treated as exchange gain or loss. If a U.S. Holder makes a current income election (as defined above), the market discount will generally be translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period, and the exchange gain or loss will be determined in a manner similar to that described above with respect to accrued interest.

        Bond Premium.    If a Foreign Currency Note has bond premium in the hands of U.S. Holders who have elected to amortize the bond premium, the bond premium amount calculated under the rules described above will offset corresponding qualified stated interest income in units of the relevant foreign currency. Exchange gain or loss will be realized on the bond premium with respect to any period by treating the amount of bond premium amortized in the period as a return of principal. U.S. Holders of Foreign Currency Notes with bond premium who have not elected to amortize the premium will recognize a loss when the bond matures.

        Foreign Exchange Gains and Losses.    In general, foreign exchange gain or loss realized by a U.S. Holder under the rules described above will be considered ordinary, not capital, gain or loss, but generally not as interest income or expense.

        Dispositions of Foreign Currency.    Foreign currency received by a U.S. Holder with respect to a Foreign Currency Note will have a tax basis equal to its U.S. dollar value at the time the foreign currency is received. Foreign currency that is purchased generally will have a tax basis equal to its U.S. dollar cost of acquisition. Any gain or loss recognized on a sale or disposition of foreign currency will be ordinary, not capital, gain or loss.

        Dual and Multi-Currency Notes.    Notes may be issued in circumstances where interest payments on the notes are denominated in or determined by reference to one currency and the principal portion of the notes may be denominated in or determined by reference to another currency ("Dual Currency Notes"). In addition, notes may be issued in circumstances where interest or principal is denominated in or determined by reference to more than one currency ("Multi-Currency Notes"). The applicable pricing supplement will describe the federal income tax treatment of Dual and Multi-Currency Notes.

Because of fluctuating exchange rates, you may receive less in interest and/or principal in the alternate currency than you would if TMCC made payments in the notes' original currency. For further information regarding certain risks inherent in notes denominated in currencies other than U.S. dollars, see "Risk Factors—An Investment in Notes Denominated in a Currency Other than U.S. Dollars Entails Special Risks Relating to Exchange Rates and Exchange Controls" and "Risk Factors—Foreign Currency Judgments Are Subject to Exchange Rate Risks" in this prospectus supplement.

Material United States Tax Considerations for Foreign Purchasers

        Set forth below is a summary of certain material United States federal income tax consequences for Foreign Holders of notes. For purposes of this discussion, "Foreign Holder" means a beneficial owner of a note that is an individual, corporation (including an entity treated as a corporation for U.S. federal income tax purposes), trust or estate that is not a U.S. Holder.

        Subject to the discussion of backup withholding below:

  •
  Payments of principal and interest (including OID) on a note to a Foreign Holder will not be subject to United States federal income tax or withholding tax, if, in the case of interest and OID:

  (1)
  the payments are not effectively connected with the conduct of a United States trade or business,

  (2)
  the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of TMCC entitled to vote,

  (3)
  the Foreign Holder is not (a) a controlled foreign corporation related to TMCC through stock ownership, (b) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or (c) a foreign tax-exempt organization or a foreign private foundation for United States federal income tax purposes,

  (4)
  the interest is not contingent on TMCC's profits, revenues or on changes in the value of TMCC's property or otherwise described in Section 871(h)(4) of the Code ("Contingent Interest"), and

  (5)
  prior to payment, a statement (generally made on a properly completed and duly executed IRS Form W-8BEN) is received certifying that the beneficial owner of the note is not a United States person;

  •
  A Foreign Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of a note unless:

  (1)
  the gain is effectively connected with the conduct of a United States trade or business of the Foreign Holder, or

  (2)
  the Foreign Holder is an individual who is present in the United States for 183 days or more during the taxable year and either (a) the individual's "tax home" for United States federal income tax purposes is in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by the individual; and

  •
  A note beneficially owned by an individual who at the time of death was not a citizen or resident of the United States (as defined for United States federal estate tax purposes) will not be included in the decedent's gross estate for United States federal estate tax purposes as a result of such individual's death, unless:

  (1)
  the individual held the note in connection with a United States trade or business,

    (2)
    the individual actually or constructively owned 10% or more of the total combined voting power of all classes of stock of TMCC entitled to vote, or

    (3)
    the note provided for the payment of Contingent Interest.

Information Reporting and Backup Withholding

        OID accruals on Discount Notes, certain payments on the notes, and the amounts of tax withheld, if any, with respect to the payments will generally be required to be reported to the Internal Revenue Service.

        U.S. Holders.    U.S. Holders may be subject to backup withholding tax (currently at a rate of 28%) with respect to interest payments and gross proceeds from the sale, exchange or retirement of notes unless (1) the U.S. Holder is a corporation or comes within certain other exempt categories or (2) prior to payment, the U.S. Holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute form), and otherwise complies with the requirements of the backup withholding rules.

        Foreign Holders.    Foreign Holders who have provided the form and certifications mentioned above or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither TMCC nor its agent has actual knowledge or reason to know that any information in those forms and certifications is unreliable or that the conditions of the exemption are in fact not satisfied.

        Payments of the proceeds from the sale of a note to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker is one of the following:

  •
  a United States person,

  •
  a controlled foreign corporation for United States tax purposes,

  •
  a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a United States trade or business, or

  •
  a foreign partnership with specified connections to the United States.

        Information reporting and backup withholding may apply to payments of the proceeds from a sale of a note held by a Foreign Holder to or through the United States office of a broker unless the Foreign Holder establishes an exemption from one or both.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        TMCC is offering the notes on a continuing basis through Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, and Toyota Financial Services Securities USA Corporation, who have agreed to use their reasonable efforts to solicit offers to purchase the notes. TMCC may also sell notes to these agents, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by the agent, or, if so specified in an applicable pricing supplement, at a fixed initial offering price. TMCC also reserves the right to sell notes directly on its own behalf or through other persons, acting either as agent or principal, on substantially identical terms as those applicable to the agents listed on the front cover of this prospectus supplement. (In this prospectus supplement, persons who purchase notes from TMCC as agents or as principal for resale are referred to as "agents.")

        Each agent has agreed to comply with the following selling restrictions and each further agent appointed will be required to represent and agree to all applicable restrictions:

        (1)   In relation to each Member State of the European Economic Area (each a "Member State") which has implemented the Prospectus Directive (each such Member State, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State:

          (i)    in (or in Germany where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

          (ii)   at any time to any legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (iii)  at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or other qualified investors pursuant to Art. 2(1)(e) of the Prospectus Directive; or

          (iv)  at any time in any other circumstances which do not require the publication by the relevant Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

    For purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means presenting sufficient information on the terms of the offer and the notes to be offered, so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State; and

        (2)   In relation to any notes offered or sold in the United Kingdom:

          (i)    in relation to any notes having a maturity of less than one year, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of its business, and (b) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage, or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (as amended) (the "FSMA") by the Company;

          (ii)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

          (iii)  it has complied and will comply with all other applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

        TMCC reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement, without notice and may reject orders in whole or in part whether placed directly with TMCC or through one of the agents. The agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by them. TMCC will pay a commission to the agents for sales of notes on an agency basis ranging from .15% to .75% of the principal amount of the note, depending on the stated maturity of the note (or for a note with a stated maturity of more than 30 years, a commission as agreed upon by TMCC and the related agent at the time of sale) sold through the agents.

        In addition, the agents may offer the notes they have purchased from TMCC as principal to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with the purchase to the dealers. Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased by the agent at a price equal to 100% of the principal amount of the notes less a commission agreed to by the agent and TMCC and may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or may be resold to certain dealers as described above. After the initial public offering of notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

        TMCC estimates that its out-of-pocket expenses for establishing this Medium Term Note program, including initial SEC registration fees, National Association of Securities Dealers, Inc. ("NASD"), filing fees, and printing, legal, accounting and miscellaneous fees and expenses, will be approximately $600,000. TMCC will pay additional SEC filing fees pursuant to Rules 456(b) and 457(r).

        Unless otherwise specified in an applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in New York City on the date of settlement.

        Each agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. TMCC has agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect of these liabilities. TMCC has agreed to reimburse each of the agents for certain expenses. In the ordinary course of their respective businesses, the agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with TMCC and TMCC's affiliates.

        No note will have an established trading market when issued. The notes of any particular tranche may be unlisted or may be listed on, or admitted to trading on or by, one or more stock exchanges, competent authorities and/or markets within or outside the United States, in each case as specified in the applicable pricing supplement or as determined by TMCC after issuance. A market for any particular tranche of notes may not develop. See "Risk Factors—Your Notes May Not Have an Established Trading Market; Secondary Trading in the Notes" in this prospectus supplement. The agents may from time to time purchase and sell notes in the secondary market, but the agents are not obligated to do so. For these reasons, you should not assume that there will be a secondary market for your notes or, if there is a market, that it will be liquid. From time to time, the agents may make a market in the notes.

        From time to time, TMCC may issue and sell other securities described in the accompanying prospectus, and the amount of notes that TMCC may offer and sell under this prospectus supplement may be reduced as a result of such sales.

        In connection with the offering of notes purchased by an agent as principal on a fixed price basis, the agent is permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the agents create a short position in the notes in connection with the offering, i.e., if they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, then the agent may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than in the absence of these purchases. The agents are not required to engage in these activities, and may end any of these activities at any time. Neither TMCC nor the agents make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes.

        In the ordinary course of their respective businesses, the agents and certain of their respective affiliates have in the past and may in the future engage in investment banking and other commercial dealings with TMCC and its affiliates, including outstanding loan commitments to TMCC and its affiliates, for which they have received customary fees and commissions.

        Toyota Financial Services Securities USA Corporation ("TFSS USA") was registered as a broker dealer with the NASD, in November 2005. The principal business of TFSS USA is to sell debt securities of its affiliates, including those of TMCC. TFSS USA is an affiliate of TMCC and participates as an agent in the distribution of the securities issued pursuant to this prospectus supplement. Rule 2720 of the Conduct Rules of the NASD imposes certain requirements when a NASD member such as TFSS USA distributes an affiliated company's securities. As a result, TMCC will conduct any offering in which TFSS USA participates in compliance with the applicable requirements of Rule 2720.

        TMCC may enter into hedging transactions in connection with any particular issue of notes, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, the applicable agent, underwriter or dealer, an affiliate of that agent, underwriter or dealer or an unrelated entity. TMCC, the applicable agent, underwriter or dealer or other parties may receive compensation, trading gain or other benefits in connection with these transactions. TMCC is not required to engage in any of these transactions. If TMCC commences these transactions, it may discontinue them at any time. Counterparties to these hedging activities also may engage in market transactions involving the securities offered under this prospectus supplement.

PROSPECTUS

Toyota Motor Credit Corporation

Debt Securities

        By this prospectus, we may offer from time to time our senior unsecured debt securities. When we offer debt securities, we will provide you with a prospectus supplement describing the specific terms of the securities. You should read this information carefully before you invest.

        The debt securities:

  •
  will be in one or more series;

  •
  will be offered in amounts, at prices, in currencies and on terms to be agreed upon by us and the purchasers;

  •
  will be issued in amounts, with maturities, interest rates and offering prices set forth in a prospectus supplement; and

  •
  will be sold by us through agents, to or through underwriters or dealers, or directly to purchasers.

        If the terms of particular debt securities described in a prospectus supplement are different from those described in this prospectus, you should rely on the information in the prospectus supplement.

        This prospectus may not be used to complete sales of debt securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 7, 2006

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WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy our SEC filings at the SEC's public reference room at Room 1500, 100 F Street, N.E., Washington D.C. 20549. You may also request copies of our SEC filings by writing to the SEC's Public Reference Room and paying a duplicating fee. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic SEC filings are available on the Internet through the SEC's website at http://www.sec.gov.

        We have filed a registration statement with the SEC on Form S-3 under the Securities Act of 1933 covering the debt securities which includes this prospectus. For further information about us and the debt securities, you should refer to the registration statement and the exhibits. This prospectus summarizes material provisions of agreements and other documents that we refer you to. However, because the prospectus may not contain all the information you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement.

INCORPORATION OF INFORMATION FILED WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  later information that we file with the SEC will automatically update and supersede the incorporated information.

        We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act of 1934 (the "Exchange Act"):

  •
  annual report on Form 10-K for fiscal year ended March 31, 2005; and

  •
  quarterly reports on Form 10-Q for the quarters ended June 30, 2005, September 30, 2005 and December 31, 2005.

  •
  current reports on Form 8-K filed on April 4, 2005, April 21, 2005, October 5, 2005 and January 13, 2006 and on Form 8-K/A filed on August 5, 2005.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until the offering of the debt securities is completed or after the date of the initial registration statement and before the effectiveness of the registration statement:

  •
  any reports filed under Sections 13(a) and (c) of the Exchange Act;

  •
  any reports filed under Section 14 of the Exchange Act; and

  •
  any reports filed under Section 15(d) of the Exchange Act.

        You should rely only on information contained or incorporated by reference in this prospectus or any supplement we provide to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the debt securities in any jurisdiction where the offer or sale is not permitted.

        You should not assume that the information appearing in this prospectus or any supplement is accurate as of any date other than the date on the front of the documents. Our business, financial condition, results of operations and other information may have changed since that date.

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        You may request a copy of any filings referred to above at no cost by contacting us at the following address: Toyota Motor Credit Corporation, 19001 South Western Avenue, Torrance, California 90501; Attn: Treasury; telephone: (310) 468-1310.

TOYOTA MOTOR CREDIT CORPORATION

        Toyota Motor Credit Corporation provides retail and wholesale financing, retail leasing and certain other financial services to authorized Toyota and Lexus vehicle and Toyota industrial equipment dealers and their customers in the United States (excluding Hawaii) and the Commonwealth of Puerto Rico. TMCC is an indirect wholly owned subsidiary of Toyota Motor Corporation of Japan.

        TMCC was incorporated in California in 1982 and began operations in 1983. Our principal executive offices are located at 19001 South Western Avenue, Torrance, California 90509, and our telephone number is (310) 468-1310.

        In this prospectus, "TMCC", "we", "us" and "our" refer specifically to Toyota Motor Credit Corporation. TMCC is the issuer of all the debt securities offered under this prospectus.

        If you want to find out more information about us, please see the sections in this prospectus entitled "Where You Can Find More Information" and "Incorporation of Information Filed with the SEC."

DESCRIPTION OF DEBT SECURITIES

        The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities. The particular terms of debt securities offered by TMCC (the "Offered Debt Securities"), and the extent to which these general provisions may apply to the Offered Debt Securities, will be described in a prospectus supplement relating to the Offered Debt Securities. If the terms of particular Offered Debt Securities described in a prospectus supplement are different from those described in this prospectus, you should rely on the information in the supplement.

        The debt securities will be issued under an indenture, dated as of August 1, 1991, as amended by a first supplemental indenture dated as of October 1, 1991 and a second supplemental indenture dated as of March 31, 2004 (together, the "Indenture"), between TMCC and the trustee for one or more series of debt securities designated in the applicable prospectus supplement or prospectus supplements (the "Trustee"). The following is a summary of certain provisions of the debt securities and of the Indenture and does not contain all of the information which may be important to you. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the debt securities. If we refer to particular sections or defined terms of the Indenture, we mean to incorporate by reference those sections or defined terms of the Indenture. Capitalized terms used but not defined in this prospectus have the meanings given to them in the Indenture. A copy of the Indenture is an exhibit to the registration statement relating to the debt securities which includes this prospectus. See "Where You Can Find More Information."

The debt securities will be obligations solely of TMCC and will not be obligations of, or directly or indirectly guaranteed by, Toyota Motor Corporation, Toyota Financial Services Corporation or any of their affiliates.

General

        The Indenture does not limit the total principal amount of debt securities that we may issue under the Indenture. We may issue debt securities from time to time in one or more series, with the same or various maturities, at par, at a premium or with original issue discount up to the aggregate principal amount from time to time authorized by TMCC for each series.

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        The debt securities will be unsecured general obligations of TMCC and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding.

        The applicable prospectus supplement will describe the terms of the Offered Debt Securities, including:

  •
  the aggregate principal amount and denominations;

  •
  the maturity date;

  •
  the principal amount payable whether at maturity or upon earlier acceleration, whether the principal amount will be determined with reference to an index, formula or other method, and the date or dates on which we agree to pay principal if other than on the maturity date;

  •
  the rate or rates per annum (which may be fixed or variable) at which we agree to pay interest and, if applicable, the method used to determine the rate or rates of interest;

  •
  the dates on which we agree to pay interest;

  •
  the place of transfer or payment for the debt securities, and the method of payment;

  •
  the provisions for redemption or repayment, if any, including the redemption and/or repayment price or prices and any remarketing arrangements;

  •
  the sinking fund requirements or amortization provisions, if any;

  •
  whether the debt securities are denominated or provide for payment in U.S. dollars or a foreign currency;

  •
  the form (registered or bearer or both) in which the debt securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of debt securities in either form;

  •
  if TMCC will pay any Additional Amounts relating to debt securities held by a person who is not a U.S. person in respect of specified taxes, assessments or other governmental charges, under what circumstances TMCC will pay Additional Amounts and whether TMCC has the option to redeem the affected debt securities rather than pay the Additional Amounts;

  •
  whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in that case, the Depository for the global securities;

  •
  the title of the debt securities, the series of which the debt securities will be a part and the Trustee with respect to the debt securities; and

  •
  any other terms.

        Please see the accompanying prospectus supplement you have received or will receive for the terms of the specific Offered Debt Securities. TMCC may deliver or make available this prospectus before or together with the delivery of a prospectus supplement.

        The variable terms of debt securities are subject to change from time to time, but no change will affect any debt security already issued or as to which an offer to purchase has been accepted by TMCC.

        TMCC may issue debt securities with terms different from those of debt securities previously issued and may "reopen" a previous issue or a series of debt securities and issue additional debt securities of that issue or series.

5

        You should be aware that special U.S. federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations if they apply.

Payment and Paying Agents

        Payment of principal of and premium and interest, if any, on debt securities will be made at the office of the Paying Agent or Paying Agents as TMCC may designate from time to time. However, at TMCC's option, TMCC may pay interest:

  •
  by check mailed to the address of the person entitled to the payment as the address appears in the Security Register; or

  •
  by wire transfer to an account maintained by the person entitled to the payment as specified in the Security Register.

        Payment of any interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the Regular Record Date for that interest.

        TMCC will designate the Trustee for the debt securities of the related series, acting through its Corporate Trust Office, as TMCC's sole Paying Agent for payments with respect to debt securities of the series. TMCC may at any time:

  •
  designate additional Paying Agents; or

  •
  rescind the designation of any Paying Agent; or

  •
  approve a change in the office through which any Paying Agent acts.

        However, TMCC will be required to maintain a Paying Agent in each Place of Payment for a series of debt securities. All moneys paid by TMCC to a Paying Agent for the payment of principal of or premium or interest, if any, on any debt security which remain unclaimed at the end of one year after the principal, premium or interest has become due and payable will be repaid to TMCC, and the Holder of such debt security or any coupon will thereafter look only to TMCC for payment of those amounts.

Global Securities

        The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a Depository, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole by the Depository for the debt security to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of the successor. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in the global debt security may exchange their interests for definitive debt securities of the series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on the global debt security and the material terms of the depository arrangement with respect to the global debt security.

Certain Covenants

        The debt securities will not be secured by mortgage, pledge or other lien. TMCC has agreed in the Indenture not to pledge or otherwise subject to any lien any property or assets of TMCC to secure any

6

indebtedness for borrowed money incurred, issued, assumed or guaranteed by TMCC unless the debt securities are secured by the pledge or lien equally and ratably with all other obligations secured thereby so long as such other indebtedness shall be so secured; provided, however, that such covenant does not apply to liens securing indebtedness which does not in the aggregate at any one time outstanding exceed 20% of Consolidated Net Tangible Assets (as defined below) of TMCC and its consolidated subsidiaries and also does not apply to:

  •
  the pledge of any assets of TMCC to secure any financing by TMCC of the exporting of goods to or between, or the marketing thereof in, countries other than the United States in connection with which TMCC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables for the purpose of securing banking accommodations or as the basis for the issuance of bankers' acceptances or in aid of other similar borrowing arrangements;

  •
  the pledge of receivables payable in currencies other than United States dollars to secure borrowings in countries other than the United States;

  •
  any deposit of assets of TMCC in favor of any governmental bodies to secure progress, advance or other payments under a contract or a statute;

  •
  any lien or charge on any property of TMCC, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or completion of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

  •
  bankers' liens or rights of offset;

  •
  any lien securing the performance of any contract or undertaking of TMCC not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debt, if made and continuing in the ordinary course of business;

  •
  any lien to secure non-recourse obligations in connection with TMCC's engaging in leveraged or single-investor lease transactions;

  •
  any lien to secure payment obligations with respect to (x) rate swap transactions, swap options, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, credit protection transactions, credit swaps, credit default swaps, credit default options, total return swaps, credit spread transactions, repurchase transactions, reverse repurchase transactions, buy/sell-back transactions, securities lending transactions, weather index transactions, or forward purchases or sales of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), or (y) transactions that are similar those described above; and

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the clauses above, provided, however, that the amount of any and all obligations and indebtedness secured thereby will not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement will be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

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        "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of TMCC and its consolidated subsidiaries, all as set forth on the most recent balance sheet of TMCC and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles as practiced in the United States.

Successor Corporation

        The Indenture provides that TMCC may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided, that:

  •
  either TMCC shall be the continuing corporation, or the successor corporation shall be a corporation organized and existing under the laws of the United States or any state thereof and shall expressly assume, by a supplemental indenture, executed and delivered to each Trustee, in form satisfactory to each Trustee, all of the obligations of TMCC under the debt securities and the Indenture; and

  •
  TMCC or the successor corporation, as applicable, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any obligations under the Indenture.

        Subject to certain limitations in the Indenture, a Trustee may receive from TMCC an officer's certificate and an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, complies with the provisions of the Indenture.

Supplemental Indentures

        Supplemental indentures may be entered into by TMCC and the appropriate Trustee with the consent of the Holders of 66 2/3% in principal amount of any series of outstanding debt securities, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of each such series affected by such modification or amendment. However, no supplemental indenture may, among other things, without the consent of each Holder of any debt security affected:

  •
  reduce the principal amount of or interest on any debt security;

  •
  change the maturity date of the principal, the interest payment dates or other terms of payment of any debt security; or

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose Holders is necessary to modify or amend the Indenture.

        Under certain circumstances, supplemental indentures may also be entered into without the consent of the Holders.

Events of Default

        The Indenture defines an Event of Default with respect to any series of debt securities as being any one of the following events with respect to that series:

  •
  default in the payment of principal, when due;

  •
  default in the payment of any interest when due and continuation of the default for 30 days;

  •
  default in the deposit of any sinking fund payment when due;

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  •
  default in the performance or breach of any of TMCC's obligations or warranties under the Indenture (other than an obligation or warranty included in the Indenture which is not for the benefit of that particular series of debt securities) which continues for 60 days after written notice;

  •
  certain events of bankruptcy, insolvency or reorganization of TMCC; and

  •
  any other Event of Default provided with respect to debt securities of that series.

        No Event of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of debt securities. If an Event of Default occurs and is continuing, the appropriate Trustee or the Holders of at least 25% in aggregate principal amount of debt securities of each series affected by the Event of Default may declare the debt securities of that series to be due and payable.

        Any past default with respect to a particular series of debt securities may be waived by the Holders of a majority in aggregate principal amount of the outstanding debt securities of that series, except a default:

  •
  in the payment of principal of, premium, or interest for which payment had not been subsequently made; or

  •
  in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding debt security of that series.

        TMCC will be required to file with each Trustee annually an officer's certificate as to the absence of certain defaults. The appropriate Trustee may withhold notice to Holders of any series of debt securities of any default with respect to that series (except in payment of principal, premium, if any, or interest) if it in good faith determines that it is in the interest of such Holders to do so.

        Subject to the provisions of the Indenture relating to the duties of a Trustee in case an Event of Default shall occur and be continuing, a Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless the Holders have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to provisions in the Indenture for the indemnification of a Trustee and to certain other limitations, the Holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the appropriate Trustee, or exercising any trust or power conferred on the Trustee with respect to the debt securities of the series.

Satisfaction and Discharge of the Indenture

        The Indenture will be discharged with respect to the debt securities of any series upon the satisfaction of certain conditions, including the following:

  •
  payment in full of the principal of, and premium, if any, and interest on all of the debt securities of that series; or

  •
  the deposit with the appropriate Trustee of an amount in cash or United States government obligations sufficient for such payment or redemption, in accordance with the Indenture.

Termination

        TMCC may terminate certain of its obligations under the Indenture with respect to the debt securities of any series, including its obligations to comply with the restrictive covenants set forth in the Indenture (see "Certain Covenants") with respect to the debt securities of that series, on the terms and

9

subject to the conditions contained in the Indenture, by depositing in trust with the appropriate Trustee cash or United States government obligations sufficient to pay the principal of, and premium, if any, and interest on the debt securities of the series to their maturity in accordance with the terms of the Indenture and the debt securities of the series. In that event, the appropriate Trustee will receive an opinion of counsel stating that the deposit and termination will not have any federal income tax consequences to the Holders.

The Trustees

        The Indenture contains certain limitations on the right of a Trustee, should it become a creditor of TMCC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. A Trustee is permitted to engage in other transactions with TMCC; provided, however, that if a Trustee acquires any conflicting interest it must eliminate that conflict or resign.

        The Indenture provides that, in case an Event of Default has occurred and is continuing, a Trustee is required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

Governing Law

        The Indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Credit Support

        TMCC is a wholly-owned subsidiary of Toyota Financial Services Americas Corporation, a holding company owned 100% by Toyota Financial Services Corporation. TFSC, in turn, is a wholly-owned subsidiary of Toyota Motor Corporation. TFSC was incorporated in July 2000 and its corporate headquarters is located in Nagoya, Japan. The purpose of TFSC is to control and manage Toyota's finance operations worldwide.

        TMCC has entered into a Credit Support Agreement with TFSC, in which TFSC agreed to:

  •
  maintain 100% ownership of TMCC;

  •
  cause TMCC and its subsidiaries to have a net worth of at least U.S. $100,000; and

  •
  make sufficient funds available to TMCC so that TMCC will be able to service the obligations arising out of its own bonds, debentures, notes and other investment securities and commercial paper (collectively, "TMCC Securities"). The agreement is not a guarantee by TFSC of any TMCC Securities or other obligations of TMCC. The agreement is governed by, and construed in accordance with, the laws of Japan.

  TFSC has entered into a Credit Support Agreement with TMC, in which TMC agreed to:

  •
  maintain 100% ownership of TFSC;

  •
  cause TFSC and its subsidiaries to have a net worth of at least Japanese Yen 10 million; and

  •
  make sufficient funds available to TFSC so that TFSC will be able to (i) service the obligations arising out of its own bonds, debentures, notes and other investment securities and commercial paper and (ii) honor its obligations incurred as a result of guarantees or credit support agreements that it has extended. The agreement is not a guarantee by TMC of any securities or obligations of TFSC. The agreement is governed by, and construed in accordance with, the laws of Japan.

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        Holders of TMCC Securities, including the debt securities offered under this prospectus, will have the right to claim directly against TFSC and TMC to perform their respective obligations under the credit support agreements by making a written claim together with a declaration to the effect that the holder will have recourse to the rights given under the credit support agreement. If TFSC and/or TMC receives such a claim from any holder of TMCC Securities, TFSC and/or TMC shall indemnify, without any further action or formality, the holder against any loss or damage resulting from the failure of TFSC and/or TMC to perform any of their respective obligations under the credit support agreements. The holder of TMCC Securities who made the claim may then enforce the indemnity directly against TFSC and/or TMC.

        TMC files periodic reports and other information with the SEC, which can be read and copied at the SEC's public reference room at Room 1500, 100 F Street, N.E., Washington D.C. 20549. You may also request copies of TMC's SEC filings by writing to the SEC's Public Reference Room and paying a duplicating fee. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. TMC's electronic SEC filings are available on the Internet through the SEC's website at http://www.sec.gov.

LEGAL MATTERS

        Geri Brewster, Esq., General Counsel of TMCC, will pass upon the validity of the debt securities offered by this prospectus. O'Melveny & Myers LLP will act as counsel for the underwriters, dealers or agents, if any.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements incorporated in this prospectus by reference to the annual report on Form 10-K of TMCC for the fiscal year ended March 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        With respect to the unaudited financial information of TMCC for the three-month periods ended June 30, 2005 and 2004, the three-and six-month periods ended September 30, 2005 and 2004 and the three- and nine-month periods ended December 31, 2005 and 2004, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated August 15, 2005, November 14, 2005 and February 10, 2006 incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

11

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Notes, Series B

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
Citigroup
Deutsche Bank Securities
HSBC
JPMorgan
Morgan Stanley
TFSS USA

March 7, 2006

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ADDITIONAL TERMS OF THE NOTES
DOW JONES-AIG COMMODITY INDEXSM
Index Weighting by Commodity Group as of March 24, 2006
Historical DJ-AIG Commodity Index Daily Level
RISK FACTORS
CERTAIN U.S. INCOME TAX CONSIDERATIONS
ADDITIONAL CONSIDERATIONS
TABLE OF CONTENTS
RISK FACTORS
DESCRIPTION OF THE NOTES
USE OF PROCEEDS
SELECTED FINANCIAL INFORMATION
RATIO OF EARNINGS TO FIXED CHARGES
UNITED STATES TAXATION
Material United States Tax Considerations for U.S. Holders
Material United States Tax Considerations for Foreign Purchasers
PLAN OF DISTRIBUTION
Debt Securities
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INCORPORATION OF INFORMATION FILED WITH THE SEC
TOYOTA MOTOR CREDIT CORPORATION
DESCRIPTION OF DEBT SECURITIES
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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM